UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12
ENVISTA HOLDINGS CORPORATION
(Name of Registrant as Specified In Its Charter)

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2021
Notice of Annual Meeting
of Stockholders
and Proxy Statement

ENVISTA HOLDINGS CORPORATION
200 S. Kraemer Boulevard, Building E
Brea, CA 92821
Notice of 2021 Annual Meeting of Stockholders

¶	3	?	:
When: May 25, 2021 at 7:00 a.m., PT. Where: Virtually, at www.virtualshareholdermeeting.com/NVST2021	Items of Business: 4 measures to review as listed below	Who Can Vote: Stockholders of Envista’s common stock at the close of business on March 31, 2021.
Attending the Meeting:

Stockholders will be able to attend, vote and submit questions during the Annual Meeting from any location via the Internet.*

Date of Mailing:

The date of mailing of this Proxy Statement or Notice of Internet Availability is on or about April 12, 2021.

*Due to concerns regarding the ongoing novel coronavirus (“COVID-19”) pandemic and to protect the health and safety of our employees and stockholders, the 2021 Annual Meeting will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/NVST2021.
Items of Business:

1. To elect each of Ms. Wendy Carruthers, Mr. Scott Huennekens, and Ms. Christine Tsingos to serve as a Class II Director, for a three-year term expiring at the 2024 annual meeting of stockholders and until his or her successor is elected and qualified.
2. To approve amendments to Envista’s amended and restated certificate of incorporation (“Certificate of Incorporation”) to (a) phase out the classification of the Board of Directors and (b) eliminate the supermajority voting requirements and remove certain provisions that are no longer applicable to Envista.
3. To ratify the selection of Ernst & Young LLP as Envista’s independent registered public accounting firm for the year ending December 31, 2021.
4. To approve on an advisory basis Envista’s named executive officer compensation.
5. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.
YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card or voting instruction form. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2021:
The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and the Annual Report are available at: http://www.proxyvote.com.

By Order of the Board of Directors,
Mark Nance
Secretary
April 12, 2021

2021 Annual Meeting of Stockholders
Notice of Annual Meeting and Proxy Statement

Audit Committee Report	69

Proposal 4 – Advisory Vote on Executive Compensation	70

Other Matters	71

Website Disclosure	71

Stockholder Proposals for Next Year’s Annual Meeting	72

Appendix A - Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)	A - 1

Appendix B - Second Amended and Restated Certificate of Incorporation of Envista Holdings Corporation	B - 1

Proxy Statement Summary

To assist you in reviewing the proposals to be acted upon at our 2021 Annual Meeting, below is summary information regarding the meeting. For more information about these topics, please review the complete Proxy Statement. This Proxy Statement and proxy card are first being sent to our stockholders on or about April 12, 2021.

2021 Annual Meeting of Stockholders

Date and time:	May 25, 2021, 7:00 a.m. PT
Place:	Virtually, at www.virtualshareholdermeeting.com/NVST2021
Record date:	March 31, 2021
Voting:	Stockholders of Envista’s common stock at the close of business on March 31, 2021 are entitled to one vote per share of common stock on each matter to be voted upon at the 2021 Annual Meeting of Stockholders (“Annual Meeting”).
Admission:	To virtually attend the Annual Meeting, you will need the control number located on the Notice of Internet Availability of Proxy Materials, your proxy card or the instructions that accompanied your proxy materials.

Items of Business

PROPOSAL	VOTE REQUIRED	BOARD RECOMMENDATION
Proposal 1: Election of Class II Directors (page 15)	Plurality of votes cast for each of the director nominees.	FOR each of the nominees
Proposals 2A & 2B: Approval of amendments to our Certificate of Incorporation to (a) phase out the classification of our Board of Directors and (b) eliminate the supermajority voting requirements and remove certain provisions no longer applicable to the Company (page 28)
	The affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote at the Annual Meeting (for both Proposal 2A and 2B).	FOR each of Proposal 2A and 2B
Proposal 3: Ratification of the appointment of the independent registered public accounting firm (page 68)	The affirmative vote of a majority of the shares represented in person (virtually) or by proxy.	FOR
Proposal 4: Approval on an advisory basis of our named executive officer compensation (page 70)	The affirmative vote of a majority of the shares represented in person (virtually) or by proxy.	FOR

Company Overview

We are one of the largest global dental products companies with significant market positions in some of the most attractive segments of the dental products industry; including implants, orthodontics, and digital imaging technologies. We develop, manufacture, and market one of the most comprehensive portfolios of dental consumables, equipment, and services to dental professionals. We cover an estimated 90% of dentists’ clinical needs for diagnosing, treating, and preventing dental conditions as well as improving the aesthetics of the human smile. Our operating companies, Nobel Biocare, Ormco, and KaVo Kerr, serve more than 1 million dentists in over 150 countries through one of the largest commercial organizations in the dental products industry and through our dealer partners. In 2020, we generated total sales of $2.3 billion, of which approximately 74% were derived from sales of consumables, services, and spare parts.

On September 20, 2019, we completed our initial public offering and separated from Danaher Corporation (the “Separation”). The disposition of our shares owned by Danaher (the “Split-Off”) was completed on December 18, 2019 and resulted in the full separation of us and disposal of Danaher’s entire ownership and voting interest in us.

Our COVID-19 Response

Our COVID-19 Response

Employee Safety and Wellbeing	Financial Resiliency

•Prioritized employee health and safety, following Centers for Disease Control and Prevention and other relevant guidelines.

•Instituted work-from-home arrangements for many of our employees.

•Implemented safety protocols to protect employees required to work on-site: daily health and temperature screenings, mandatory face masks, social distancing guidelines, staggered shifts and frequent disinfection processes.

•Implemented a program to reimburse employees working from home for certain expenses.

•Awarded a one-time appreciation bonus totaling over $3M to our front-line workers.

•Increased communication with our employees through frequent online CEO Forums, COVID-19 update emails, and CEO video messages.

•Implemented online training and education for our employees.

•Initiated cost mitigation and productivity initiatives at the outset of the pandemic to ensure the ongoing strength of our business.

•Accelerated permanent cost reduction program to eliminate more than $100M of spending.

•Exited our treatment unit business in North and Latin America.

•Temporarily reduced salaries for our executive officers and other highly compensated employees, as well as 15% reduction in Board retainers.

Customer Support and Community Outreach	Business Continuity

•Expanded availability of our training and education for our customers, reaching over 400,000 dental professionals in 2020 through more than 4,000 events.

•Donated infection prevention products and eye protection to healthcare professionals.

•Ensured active and ongoing oversight by and engagement with our Board during the pandemic (see page 21 for additional details).

•Established executive management COVID-19 response team to mitigate risks and evaluate the impact of the pandemic on strategy, operations, liquidity and financial matters

•Invested in growth priorities including orthodontics, infection prevention, implants, and China.

Financial Highlights

$ in millions	Second Half 2020 (“2H”)	2020
Total Revenue	$1,372.8	$2,282.0
Total Sales Growth	(0.5)%	(17.1)%
Core Sales Growth*	1.2%	(14.8)%
Net Income	$144.0	$33.3
Adjusted EBITDA*	$282.7	$303.1
Cash Provided by Operating Activities	$341.5	$283.9
Free Cash Flow*	$320.5	$241.5
Diluted Earnings Per Share	$0.86	$0.20
Adjusted Diluted EPS*	$1.04	$0.98
* See Appendix A for a reconciliation of GAAP to non-GAAP measures
Our Values

During 2020, we established a set of core values meant to define our company culture and guide how we operate. These core values are built around Customer centricity, leading Innovation, Respect for all, an embrace of Continuous improvement, and Leadership that is accountable for their actions and results. We use the acronym “CIRCLe” to ensure we have these values top of mind.

Customer Centricity - Innovation - Respect - Leadership - Continuous Improvement

CIRCLe
Envista Values

Purpose	Promise
We partner with professionals to improve lives	We champion creators of confidence

Core Values

Customer Centricity	Innovation	Respect	Continuous Improvement	Leadership
Making our customers – creators of confidence – our first priority ensures we innovate for their needs and continue to grow, with them at top of mind. Embrace the concept that fellow employees and internal functions should also be served with a dedicated customer service mentality.	With an agile approach and focus on future, we are positioned to drive the next wave of disruptive thinking and products in the industry. We believe innovation should be built into all functions and activities, and our employees show up every day ready to make a difference.	Diversity, inclusivity, and equality are at the core of what make our culture and our teams so successful. We know that when our employees show up every day as their authentic selves, there is greater teamwork, more thoughtful debate, and more reasons to celebrate.	Supported by our renowned business system, we are committed to developing world-class professionals at every level of the organization. Dedicated to being their best every day, Envista employees embrace continuous improvement as a mindset, culture, and way to win.	By equipping our employees with the best training, teams, and opportunities, we ensure they are **empowered**, equipped, and **accountable** for their commitments. Taking accountability for successes – and failures – and moving forward quickly ensures we foster a trusting environment, set up for success.

Human Capital Resources
Our success depends on our ability to attract, develop, and retain a talented employee base. We aspire to help our employees thrive both personally and professionally. As part of these efforts, we strive to embody our core values, offer a competitive compensation and benefits program, foster a community where everyone feels included and respected, and provide ample professional development opportunities.

Compensation and Benefits Program

Our compensation programs and practices are designed to attract employees, motivate and reward performance, drive growth, and support retention. We offer competitive compensation packages based on market data, which include base salary and may also include annual cash performance incentives, commissions, overtime opportunities, allowances and, in some countries where these are customary, additional monthly payments. In addition, employees in select senior management roles may receive long-term compensation in the form of equity awards. We regularly review our compensation structure to ensure that we remain competitive, reward top performance, as well as to ensure internal equity. We offer robust benefits in each of our locations. In the U.S., our benefits package includes health (medical, dental & vision) insurance, paid time off, paid parental leave, a retirement plan, and life and disability coverage.

Diversity and Inclusion

Diversity, inclusion, and equality are at the core of what make our culture and our teams so successful and are embodied by our value of Respect. We know that when our employees show up every day as their authentic selves, there is greater teamwork, more thoughtful debate, and more reasons to celebrate. We are committed to a culture where diversity, respect, belonging, and authenticity are valued. We drive diversity and inclusion by way of diverse candidate slates for executive level, professional level, and sales roles and we ensure succession plan talent is diverse in representation and receives promotional advocacy. We have a Diversity and Inclusion Council, consisting of leaders within the Company to drive accountability and results for our diversity and inclusion strategic efforts and initiatives. We have four standing Diversity and Inclusion Committees in the areas of talent acquisition and engagement, education and learning, events and celebrations, and global communication. We have two Employee Resource Groups: Women + Friends and Multicultural + Friends, as well as learning events during each historical heritage month throughout the year to celebrate our workforce. Additionally, we have strategically partnered with the Consortium for early career diverse talent and with historically Black colleges and universities (HBCUs) and Hispanic Serving Institutions (HSIs) to further advance our workforce diversity efforts.

Learning and Development Opportunities

We empower our employees to thrive in their current roles as well as support employees’ aspiration to move into different roles. We have a promote-from-within culture with opportunities across our operating companies. We support our employees through a multitude of training and development programs, including training on our Envista Business System (“EBS”) tools through our Envista Business System University, individual development plans (which encourages our employees to take charge of their learning and growth opportunities and provides access to hundreds of online courses), and various management trainings. We also have several programs focused on early career development, including internship programs and our six-year General Management Development Program. This commitment to our employees’ professional development reflects both our Continuous Improvement and Leadership core values.

Sustainability

From the start, establishing Envista as a company that sets a high standard of performance on environmental, social, and governance measures has been a priority. We have spent considerable time and effort over the past year examining what is most important to our stakeholders and our business. We will be launching our Inaugural Sustainability Report in May and we are excited to share our environmental, social, and governance commitments with our stakeholders at that time.

Corporate Governance Highlights

Our Board of Directors recognizes that enhancing and protecting long-term value for our stockholders requires a robust framework of corporate governance that serves the best interests of all our stockholders.

Recent Governance Actions:

•Subject to approval by the stockholders of Proposal 2A, declassification of the Board of Directors to provide for the annual election of directors after a sunset period. The classified board structure was approved by Danaher, our former parent, prior to the Separation. Our Board of Directors approved, at the recommendation of our Nominating and Governance Committee, the declassification of the Board subject to the legally required approval of the stockholders.
•Subject to approval by the stockholders of Proposal 2B, approved the elimination of the supermajority voting requirements applicable to shares of common stock.
•Implemented an ESG and sustainability program, with oversight by the Nominating and Governance Committee. Our Inaugural Sustainability Report will be released in May of this year.
•Conducted our annual self-assessment process to assess in detail the effectiveness of the Board and each of its committees.

Additional Highlights of Our Corporate Governance Framework:

•Our Chairman and CEO positions are separate, with an independent Chairman.
•All members of our Audit, Compensation, and Nominating and Governance Committees are independent as defined by the New York Stock Exchange (“NYSE”) listing standards and applicable Securities and Exchange Commission (“SEC”) rules.
•Approximately 88% of our directors are non-employee directors and 75% of our Board is comprised of independent directors.
•Independent directors meet regularly without management.
•We hold a say-on-pay advisory vote every year.
•We have robust stock ownership requirements for our directors and executive officers.
•Director orientation and continuing education programs for directors.
•We have no stockholder rights plan.
•Our corporate governance guidelines limit the number of boards of other public companies on which our directors may serve to four.
•We maintain a related person transaction policy with oversight by the Nominating and Governance Committee.
•All members of the Audit Committee are audit committee financial experts.

Executive Compensation Highlights

Overview of Executive Compensation Program

The components of our executive compensation program are intended to support our human capital strategy and to further stockholder interests as follows:

ELEMENT	FORM OF COMPENSATION	PRIMARY OBJECTIVES
Base Salary	Cash	•Help attract and retain executive talent. •Balance pay-at-risk components by providing a stable source of income. •Recognize day-to-day role and scope of responsibility.
Annual Incentive Compensation	Cash	•Align executives with key strategic and operational initiatives.

•Reward performance on key annual financial measures, including core sales growth, profitability and cashflow generation.

•Motivate and reward teamwork and individual performance.
Long-Term Incentive Compensation	Stock Options RSUs	•Drive sustainable performance that delivers value to stockholders over the long-term.

•Provide direct alignment to stock price appreciation.

•Align the interest of the executive with those of the stockholders.
Other Compensation	Employee Benefits Perquisites Severance	•Provide a competitive compensation package.

•Reinforce alignment with stockholder interests through deferrals in Company stock and, also, retention through vesting restrictions (e.g., ECP & EDIP).

•Support corporate objectives (e.g., relocation and tax equalization benefits).

Compensation Governance Highlights

Our approach to executive compensation reflects a range of practices that promote alignment between the interests of executives and those of stockholders, as illustrated below.

Proxy Statement

Envista Holdings Corporation
200 S. Kraemer Boulevard, Building E
Brea, CA 92821

2021 Annual Meeting of Stockholders
May 25, 2021

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Envista Holdings Corporation, a Delaware corporation (“Envista”), of proxies for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 7:00 a.m., PT, and at any and all postponements or adjournments thereof. Please note that, due to concerns regarding the ongoing novel coronavirus (“COVID-19”) pandemic and to protect the health and safety of our employees and stockholders, the Annual Meeting will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/NVST2021. Envista’s principal address is 200 S. Kraemer Boulevard, Building E, Brea, CA 92821. The date of mailing of this Proxy Statement is on or about April 12, 2021.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to:

1.Elect each of Ms. Wendy Carruthers, Mr. Scott Huennekens, and Ms. Christine Tsingos to serve as a Class II Director, for a three-year term expiring at the 2024 annual meeting of stockholders and until his or her successor is elected and qualified;

2.Approve amendments to our Certificate of Incorporation to (a) phase out the classification of the Board and (b) eliminate the supermajority voting requirements and remove certain provisions that are no longer applicable to Envista;

3.Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021;

4.Approve on an advisory basis our named executive officer compensation; and

5.Consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Annual Meeting Admission

If a stockholder would like to virtually attend the Annual Meeting in person, he or she must access www.virtualshareholdermeeting.com/NVST2021 using the control number located on the Notice of Internet Availability of Proxy Materials, or on each proxy card or by following the instructions that accompanied his or her proxy materials.

Outstanding Stock and Voting Rights

In accordance with Envista’s Amended and Restated Bylaws, the Board has fixed the close of business on March 31, 2021, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote. The only outstanding securities of Envista entitled to vote at the Annual Meeting are shares of Common Stock, $.01 par value (“Common Stock”). Each outstanding share of Common Stock entitles the holder to one vote on each directorship and other matter brought before the Annual Meeting. As of the close of business on March 31, 2021, 160,645,564 shares of Common Stock were outstanding, excluding shares held by or for the account of Envista.

Solicitation of Proxies

The proxies being solicited hereby are being solicited by the Board. The total expense of the solicitation will be borne by us, including reimbursement paid to banks, brokerage firms and nominees for their reasonable expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other of our management employees, who will receive no additional compensation for their services. We have hired D.F. King & Co., Inc. to help us send out the proxy materials and to solicit proxies for the Annual Meeting at an estimated cost of $12,500 plus reimbursement of certain additional out of pocket expenses.

Proxy Instructions

Proxies will be voted as specified in the stockholder’s proxy.

If you sign and submit your proxy card with no further instructions, your shares will be voted:

•FOR the election of Ms. Wendy Carruthers, Mr. Scott Huennekens, and Ms. Christine Tsingos to serve as a Class II director;
•FOR the approval of the amendments to our Certificate of Incorporation to (a) phase out the classification of the Board and (b) eliminate the supermajority voting requirements and remove certain provisions that are no longer applicable to Envista (comprising two proposals);
•FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021;
•FOR approval of our named executive officer compensation; and
•In the discretion of the proxy holders on any other matter that properly comes before the meeting or any adjournment thereof. The Board has selected Amir Aghdaei and Mark Nance to act as proxies with full power of substitution.

Notice of Internet Availability of Proxy Materials

As permitted by SEC rules, we are making the proxy materials available to our stockholders primarily via the Internet. By doing so, we can reduce the printing and delivery costs and the environmental impact of the Annual Meeting. On April 12, 2021, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice contains instructions on how to access our proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.

Voting Requirements With Respect to Each of the Proposals Described in this Proxy Statement

Quorum. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting as of the record date. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

Broker Non-Votes. Under NYSE rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote those shares on Proposal 3, which is considered a “routine” matter. However, on “non-routine” matters such as Proposals 1, 2 and 4, your broker must receive voting instructions from you, as it does not have discretionary voting power for these particular items. Therefore, if you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute broker non-votes with respect to Proposals 1, 2 and 4. Broker non-votes will not affect the required vote with respect to Proposals 1 and 4.

Approval Requirements. If a quorum is present, the vote required under the Company’s Amended and Restated Bylaws and the Amended and Restated Certificate of Incorporation to approve each of the proposals is as follows:

•With respect to Proposal 1, the election of directors, you may vote “for” or “withhold” authority to vote for any or all of the Class II director nominees. In elections of directors, a nominee is elected by a plurality of the votes cast by the shares entitled to vote, provided that a quorum is present. A “plurality of the votes cast” means that the individuals with the highest number of votes are elected as directors up to the maximum number of directors to be elected.
•With respect to Proposals 2A and 2B, the affirmative vote of two-thirds of the outstanding shares of our common stock entitled to vote on the proposal is required for approval. Abstentions and broker non-votes will have the same effect as votes against the proposal.
•With respect to Proposals 3 and 4, the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal is required for approval. For these proposals, abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have the effect of a vote against the proposal.

Tabulation of Votes. Broadridge Financial Solutions, Inc. will tabulate votes cast by proxy or in person (virtually) at the meeting and American Election Services, LLC will act as the Independent Inspector of Election. We will report the results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Voting Methods

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the Annual Meeting by submitting your instructions over the Internet, or if you received printed proxy materials, via the Internet, telephone or by completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by attending the virtual Annual Meeting and voting your shares at the meeting. Telephone and internet voting for registered stockholders will be available 24 hours a day, up until 11:59 p.m., Eastern time on May 24, 2021.

Detailed instructions for Internet voting are set forth on the Notice, proxy card or voting instruction form.

8	Vote your shares at www.proxyvote.com.

(	Have your Notice of Internet Availability or proxy card in hand for the 16-digit control number needed to vote.
Call toll-free number 1-800-690-6903
+	Mark, sign, date, and return the enclosed proxy card or voting instruction form in the envelope we have provided or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares through a broker, bank or nominee, rather than registered directly in your name, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank or nominee, together with a voting instruction form. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction forms.

If you participate in the Envista Stock Fund through the Envista Holdings Corporation Savings Plan ( the “Savings Plan” and a “401(k) Plan”), your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plan, with respect to shares of Common Stock attributable to your Savings Plan account as of the record date. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. If Fidelity does not receive voting instructions from you by May 20, 2021, Fidelity will not vote your Savings Plan shares on any of the proposals brought at the Annual Meeting.

Changing Your Vote

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Envista a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by virtually attending the meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Virtual attendance at the meeting will not, by itself, revoke a proxy.

Householding

We are permitted to send a single set of our proxy statement and annual report to stockholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. We will promptly deliver a separate copy of our annual report and proxy statement to you if you contact us at Envista Holdings Corporation, Attn: Investor Relations, 200 S. Kraemer Boulevard, Building E, Brea, CA 92821; telephone us at 714-817-7000; or email us at IR@envistaco.com. In addition, if you want to receive separate copies of the proxy statement or annual report in the future; if you and another stockholder sharing an address would like to request delivery of a single copy of the proxy statement or annual report at such address in the future; or if you would like to make a permanent election to receive either printed or electronic copies of the proxy materials and annual report in the future, you may contact us at the same address, telephone number or email address. If you hold your shares through a broker or other intermediary and would like additional copies of our proxy statement or annual report or would like to request householding, please contact your broker or other intermediary.

Beneficial Ownership of Common Stock by Directors, Officers and Principal Stockholders

Directors and Executive Officers

The following table sets forth as of March 31, 2021 (unless otherwise indicated) the number of shares and percentage of Common Stock beneficially owned by each of our directors, nominees for director and each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and all current executive officers and directors as a group. Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table below has sole voting and investment power with respect to the shares beneficially owned by that person or entity. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares as to which the person has the right to acquire beneficial ownership within 60 days of March 31, 2021. Except as indicated, the address of each director and executive officer shown in the table below is c/o Envista Holdings Corporation, 200 S. Kraemer Boulevard, Building E, Brea, CA 92821.

	Shares of common stock beneficially owned
Name of Beneficial Owner	Number of Shares(1)		Percent of Shares(1)
Amir Aghdaei	651,862	(2)	*
Wendy Carruthers	16,195	(3)	*
Patrik Eriksson	169,763	(4)	*
Kieran T. Gallahue	10,265	(3)	*
Scott Huennekens	21,970	(3)	*
Vivek Jain	9,200	(3)	*
Jean-Claude Kyrillos	10,962	(5)	*
Mark Nance	17,071	(6)	*
Daniel A. Raskas	10,265	(3)	*
Gayle Sheppard	6,460	(3)	*
Christine Tsingos	16,185	(3)	*
Howard H. Yu	77,584	(7)	*
All directors and executive officers as a Group (15 persons)	1,314,356	(8)	*
_________________
* Denotes less than 1% of the outstanding Common Stock on March 31, 2021
(1)Balances credited to each executive officer’s account under the Envista Executive Deferred Incentive Plan (the “EDIP”), the Envista Excess Contribution Program (the “ECP”) and/or the Envista Deferred Contribution Plan (the “DCP”) which are vested or are scheduled to vest within 60 days of March 31, 2021, are included in the table. See “Employee Benefit Plans—Supplemental Retirement Program” for a description of our EDIP, ECP and DCP. The incremental number of notional phantom shares of Common Stock credited to a person’s EDIP, ECP, or DCP account is based on the incremental amount of contribution to the person’s EDIP, ECP, or DCP balance divided by the closing price of Common Stock as reported on the NYSE on the date of the contribution. The table also includes shares that may be acquired upon exercise of options that are exercisable within 60 days of March 31, 2021 or upon vesting of Restricted Stock Units (“RSUs”) that vest within 60 days of March 31, 2021.
(2)Includes 58,639 shares of Common Stock held by Mr. Aghdaei, 10,000 shares acquired through our directed share program in connection with the IPO, options to acquire 436,622 shares, 43,614 RSUs that vested on February 24, 2020 but are not available to Mr. Aghdaei until February 24, 2022, 37,250 RSUs that vested on February 24, 2021 but are not available to Mr. Aghdaei until February 24, 2023, and 65,737 shares attributable to Mr. Aghdaei’s EDIP account.
(3)Consists of RSUs that are vested but not released and RSUs granted to non-employee directors which vest within 60 days of March 31, 2021. The underlying shares of vested RSUs will be delivered at the earlier of the director’s death or the first day of the seventh month following the director’s resignation from the Board. Ms. Carruthers’ total also includes 10 shares of Common Stock.
(4)Includes 21,076 shares of Common Stock held by Mr. Eriksson, 5,000 shares acquired through our directed share program in connection with the IPO, options to acquire 118,975 shares, and 24,712 shares attributable to Mr. Eriksson’s EDIP account.
(5)Includes 1,558 shares of Common Stock held by Mr. Kyrillos, and options to acquire 9,404 shares.
(6)Includes 2,808 shares of Common Stock held by Mr. Nance, and options to acquire 14,263 shares.
(7)Includes 2,000 shares acquired through our directed share program in connection with the IPO, options to acquire 75,191 shares, and 393 shares attributable to Mr. Yu’s ECP account.
(8)Includes 113,303 shares of Common Stock, 28,000 shares acquired through our directed share program in connection with the IPO, options to acquire 885,674 shares, 112,614 RSUs that have vested but are not released until a later date, 59,094 RSUs that will vest within 60 days of March 31, 2021, 1,126 options that will vest within 60 days of March 31, 2021, 112,922 shares attributable to EDIP accounts, and 1,623 shares attributable to DCP and ECP accounts.

Principal Stockholders

The following table sets forth the number of shares and percentage of Common Stock beneficially owned by each person who owns of record or is known to us to beneficially own more than five percent of Common Stock.

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF CLASS
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	24,877,283	(1)	15.5%
FMR LLC 245 Summer Street, Boston, MA 02210	20,476,344	(2)	12.8%
Eaton Vance Management 2 International Place, Boston, MA 02110	15,624,554	(3)	9.8%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	13,943,258	(4)	8.7%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	11,737,716	(5)	7.4%
Harris Associates L.P. 111 South Wacker Drive, Suite 4600, Chicago, IL 60606	8,255,383	(6)	5.2%

(1)The amount shown and the following information is derived from a Schedule 13G/A filed February 16, 2021 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Capital Appreciation Fund, Inc. (the “Fund”), which sets forth Price Associates’ and the Fund’s beneficial ownership as of December 31, 2020. According to the Schedule 13G/A, Price Associates has sole voting power over 6,100,201 shares and sole dispositive power over 24,877,283 shares. The Fund has sole voting power over 11,974,423 shares. According to the Schedule 13G/A, Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. With respect to securities owned by the Fund, only the custodian of the Fund has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of the Fund participate proportionately in any dividends and distributions so paid.
(2)The amount shown and the following information is derived from a Schedule 13G/A filed March 10, 2021 by FMR LLC and Abigail P. Johnson, which sets forth their respective beneficial ownership as of March 9, 2021. According to the Schedule 13G/A, FMR LLC and Abigail P. Johnson have sole voting power over 2,482,421 shares and sole dispositive power over 20,476,344 shares.
(3)The amount shown and the following information is derived from a Schedule 13G filed February 12, 2021 by Eaton Vance Management, which sets forth its beneficial ownership as of December 31, 2020. According to the Schedule 13G, Eaton Vance Management has sole voting and sole dispositive power over 15,624,554 shares.
(4)The amount shown and the following information is derived from a Schedule 13G/A filed February 10, 2021 by The Vanguard Group, which sets forth its beneficial ownership as of December 31, 2020. According to the Schedule 13G/A, The Vanguard Group has shared voting power over 106,446 shares, sole dispositive power over 13,708,105 shares and shared dispositive power over 235,153 shares.
(5)The amount shown and the following information is derived from a Schedule 13G/A filed February 5, 2021 by BlackRock, Inc., which sets forth its beneficial ownership as of December 31, 2020. According to the Schedule 13G/A, BlackRock Inc. has sole voting power over 11,199,917 shares and sole dispositive power over 11,737,716 shares.
(6)The amount shown and the following information is derived from a Schedule 13G filed February 16, 2021 by Harris Associates L.P. and Harris Associates Inc., which sets forth their respective beneficial ownership as of December 31, 2020. According to the Schedule 13G, Harris Associates L.P. and Harris Associates Inc. have sole voting power over 6,659,883 shares and sole dispositive power over 8,255,383 shares.

Proposal 1. Election of Directors

Pursuant to the Company’s Amended and Restated Certificate of Incorporation adopted prior to the Separation, the Board is constituted into three classes as follows:

•Class I: Kieran T. Gallahue and Gayle Sheppard, whose terms expire at the 2023 Annual Meeting of Stockholders;
•Class II: Wendy Carruthers, Scott Huennekens, and Christine Tsingos, whose terms expire at the Annual Meeting; and
•Class III: Amir Aghdaei, Daniel A. Raskas, and Vivek Jain, whose terms expire at the 2022 Annual Meeting of Stockholders.

At the Annual Meeting, stockholders will be asked to elect each of the current Class II director nominees identified below (who have been recommended by the Nominating and Governance Committee, nominated by the Board and currently serve as Class II Directors of Envista) to serve until the 2024 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.

We have set forth below information as of March 31, 2021 relating to each nominee for election as director and each director continuing in office, including: his or her principal occupation and any board memberships at other public companies during the past five years; the other experience, qualifications, attributes or skills that led the Board to conclude that he or she should continue to serve as a director of Envista; the year in which he or she became a director; and age. Please see “Corporate Governance – Director Nomination Process” for a further discussion of the Board’s process for nominating Board candidates. Each of the nominees has consented to serve if elected. In the event a nominee declines or is unable to serve, the proxies may be voted in the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why this will occur.

Class II Director Nominees – Three Year Term That Will Expire in 2024

Wendy Carruthers	Director since: 2019	Other Current Public Company Directorships: None
Age: 52	Independent	Board Committees: Compensation (Chair) & Nominating and Governance

Wendy Carruthers has served as Senior Vice President of Human Resources at Boston Scientific Corporation, a medical device manufacturer, since December 2012 after serving in a series of progressively more responsible human resources roles since joining Boston Scientific in 2004, including as Vice President of Human Resources for Europe, Middle East and Africa from January 2006 to December 2010. A native of the United Kingdom, Ms. Carruthers’ international background and broad experience in the areas of executive compensation and talent management are particularly valuable to our Board as international expansion and talent acquisition, development, compensation and retention are critical strategic objectives for Envista.

Qualifications: Ms. Carruthers’ qualifications to sit on the Board include, among other factors, an international business background and broad experience in the areas of executive compensation and talent management.

Scott Huennekens	Director since: 2019	Other Current Public Company Directorships: NuVasive, Inc., ViewRay, Inc. and Acutus Medical, Inc.
Age: 56	Independent	Board Committees: Audit & Nominating and Governance
Scott Huennekens served as President, Chief Executive Officer and Chairman of the Board of Directors of Verb Surgical, Inc., a medical equipment manufacturer, from August 2015 to January 2019. Prior to this role, Mr. Huennekens served as President and Chief Executive Officer of Volcano Corporation, a medical device company, from 2002 to February 2015, and as President and Chief Executive Officer of Digirad Corporation, a diagnostic imaging centers company, from 1999 to 2002. Mr. Huennekens is currently a member of the Board of Directors of NuVasive, Inc., ViewRay, Inc. and Acutus Medical, Inc., and previously served as a director of Reva Medical Inc., EndoChoice Holdings, Volcano Corporation and Bellerophon Therapeutics Inc. Mr. Huennekens brings to Envista an extensive background in the medical device field and significant tenure leading public companies as both Chairman and CEO, which positions him to provide to us strategic market insights as well as deep leadership experience.

Qualifications: Mr. Huennekens’ qualifications to sit on the Board include, among other factors, prior public company Chairman and CEO experience and an extensive background in the medical device field.

Christine Tsingos	Director since: 2019	Other Current Public Company Directorships: Onto Innovation Inc. and Varex Imaging Corporation.
Age: 62	Independent	Board Committees: Audit (Chair) & Compensation

Christine Tsingos served as Executive Vice President and Chief Financial Officer at Bio-Rad Laboratories, Inc., a manufacturer of life science research and clinical diagnostics products, from 2002 to May 2019. Ms. Tsingos is also currently a member of the Board of Directors of each of Onto Innovation Inc. (formerly Nanometrics Incorporated) and Varex Imaging Corporation. Ms. Tsingos brings to Envista deep finance and accounting leadership as well as substantial audit committee experience, which are areas of critical importance for us as a large, global and complex public company.

Qualifications: Ms. Tsingos’ qualifications to sit on the Board include, among other factors, deep finance and accounting leadership as well as substantial audit committee experience.

The Board of Directors recommends that stockholders vote “FOR” the election to the Board of each of the foregoing Class II Director Nominees.

Current Class I Directors – Directors with Terms That Will Expire in 2023

Kieran T. Gallahue	Director since: 2019	Other Current Public Company Directorships: Edwards Lifesciences, Intersect ENT, Arena Pharmaceuticals
Age: 57	Independent	Board Committees: Nominating and Governance (Chair)
Kieran T. Gallahue is the former Chairman and Chief Executive Officer of CareFusion Corporation, a global medical technology company, from 2011 until its acquisition by Becton, Dickinson and Company in March 2015. From January 2008 through January 2011, Mr. Gallahue served as President, Chief Executive Officer and a Director of ResMed, Inc., a medical device firm serving the sleep-disordered breathing and respiratory markets. Mr. Gallahue is also currently a member of the Board of Directors of each of Edwards Lifesciences Corp., Intersect ENT, Inc. and Arena Pharmaceuticals, Inc. Mr. Gallahue brings to Envista extensive executive leadership and public company board experience, as well as a deep background in the medical device industry and other related fields, all of which are particularly valuable attributes to our Board.

Gayle Sheppard	Director since: 2020	Other Current Public Company Directorships: None
Age: 67	Independent	Board Committees: Compensation
Gayle Sheppard has served as Corporate Vice President, Azure Data, Microsoft Corporation since April 2019, where she leads the vision & strategy for Microsoft’s data and analytics products and services. Prior to joining Microsoft, Ms. Sheppard served as Vice President and General Manager of the AI/ML Division, Intel Corporation, from October 2015 through October 2018. Prior to joining Intel, Ms. Sheppard held various leadership positions at Saffron Technology, Inc., Peoplesoft, Inc., Ketera Technologies, Inc. and J.D. Edwards, Inc. Ms. Sheppard has founded, created, or contributed to start-up and Fortune 100 companies focused on Artificial Intelligence platforms, solutions in business and consumer markets, and digitization of business in a wide variety of industries. Ms. Sheppard brings to Envista extensive global business experience and deep technology expertise, which are areas of critical importance for us as a large, international company.

Current Class III Directors – Directors with Terms That Will Expire in 2022

Amir Aghdaei	Director since: 2019	Other Current Public Company Directorships: None
Age: 63		Board Committees: None

Amir Aghdaei has served as our President and Chief Executive Officer and as a director on our Board since May 2019. Prior to that, Mr. Aghdaei served in multiple leadership roles since joining Danaher Corporation in 2008, including as Vice President - Group Executive since 2011 and with responsibility for Danaher’s Dental business since July 2015. Before joining Danaher, Mr. Aghdaei served in a variety of international leadership roles with Hewlett-Packard Company, Agilent Technologies Inc. and Credence Systems Corporation. Mr. Aghdaei brings to Envista an in-depth knowledge of our Dental business and extensive international experience, which is particularly important given our global footprint.

Daniel A. Raskas	Director since: 2019	Other Current Public Company Directorships: None
Age: 54		Board Committees: None

Daniel A. Raskas has served as Senior Vice President - Corporate Development of Danaher Corporation since 2010 after serving as Vice President - Corporate Development from 2004, when he joined Danaher. Prior to joining Danaher, Mr. Raskas was a Managing Director for Thayer Capital Partners, a private equity investment firm. Mr. Raskas’ corporate development and private equity experience give him particular insight into acquisition strategy, which represents a key strategic opportunity for us.

Vivek Jain	Director since: 2020	Other Current Public Company Directorships: ICU Medical, Inc.
Age: 49	Independent	Board Committees: Audit

Vivek Jain has served as CEO and Chairman of the Board of ICU Medical, Inc., a global medical technology company specializing in infusion therapy, since February 2014.  Prior to this role, Mr. Jain served at CareFusion Corporation, a global medical technology company, as President of Procedural Solutions from 2011 to February 2014 and as President, Medical Technologies and Services from September 2009 until 2011. Before joining CareFusion Corporation, Mr. Jain served as the Executive Vice President-Strategy and Corporate Development of Cardinal Health, Inc., a health care services company, from June 2007 until August 2009. Mr. Jain served as Senior Vice President, Business Development and M&A for the Philips Medical Systems business of Koninklijke Philips Electronics N.V., an electronics company, from 2006 to August 2007. Mr. Jain served as an investment banker at J.P. Morgan Securities, Inc., an investment banking firm, from 1994 to 2006. Mr. Jain’s last position with J.P. Morgan was as Co-Head of Global Healthcare Investment Banking from 2002 to 2006. Mr. Jain brings to Envista significant CEO and Chairman experience at a public company and a deep background in the medical technology and healthcare fields, which are areas of particular value to our Board.

Board Composition and Diversity

The below charts reflect information for all nominees and continuing directors (8 directors). The Skills and Experience graph reflects the number of directors with substantial experience in each of the listed categories.

Skills and Experience

Independence and Diversity

 Corporate Governance

Corporate Governance Overview

Our Board of Directors recognizes that enhancing and protecting long-term value for our stockholders requires a robust framework of corporate governance that serves the best interests of all our stockholders.

Recent Governance Actions:

•Subject to approval by the stockholders of Proposal 2A, declassification of the Board of Directors to provide for the annual election of directors after a sunset period. The classified board structure was approved by Danaher, our former parent, prior to the Separation. Our Board of Directors approved, at the recommendation of our Nominating and Governance Committee, the declassification of the Board subject to the legally required approval of the stockholders.
•Subject to approval by the stockholders of Proposal 2B, approved the elimination of the supermajority voting requirements applicable to shares of common stock.
•Implemented an ESG and sustainability program, with oversight by the Nominating and Governance Committee. Our Inaugural Sustainability Report will be released in May of this year.
•Conducted our annual self-assessment process to assess in detail the effectiveness of the Board and each of its committees.

Additional Highlights of Our Corporate Governance Framework:

•Our Chairman and CEO positions are separate, with an independent Chairman.
•All members of our Audit, Compensation, and Nominating and Governance Committees are independent as defined by the NYSE listing standards and applicable SEC rules.
•Approximately 88% of our directors are non-employee directors and 75% of our Board is comprised of independent directors.
•Independent directors meet regularly without management.
•We hold a say-on-pay advisory vote every year.
•We have robust stock ownership requirements for our directors and executive officers.
•Director orientation and continuing education programs for directors.
•We have no stockholder rights plan.
•Our corporate governance guidelines limit the number of boards of other public companies on which our directors may serve to four.
•We maintain a related person transaction policy with oversight by the Nominating and Governance Committee.
•All members of the Audit Committee are audit committee financial experts.

Corporate Governance Guidelines, Committee Charters and Code of Conduct

As part of its ongoing commitment to good corporate governance, our Board of Directors has codified its corporate governance practices into a set of Corporate Governance Guidelines and adopted written charters for each of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee of the Board. The Board of Directors has also adopted for the Company our Code of Conduct that includes, among others, a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. The Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, and Code of Conduct referenced above are each available in the “Investors – Governance” section of our website at http://www.envistaco.com.

Board Leadership Structure and Risk Oversight

Board Leadership Structure. The Board has separated the positions of Chairman and CEO because it believes that the separation of the positions best enables the Board to ensure that our businesses, risks, opportunities and affairs are managed effectively and in the best interests of our stockholders.

The entire Board selects its Chairman, and our Board has selected Scott Huennekens, an independent director, as its Chairman, in light of Mr. Huennekens’ independence and his deep experience and knowledge with corporate governance, board management, stockholder engagement, risk management and extensive background in the medical device field.

As the independent Chairman of the Board, Mr. Huennekens leads the activities of the Board, including:

•Calling and presiding at all meetings of the Board;
•Together with the CEO and the Corporate Secretary, setting the agenda for the Board;
•Calling and presiding at the executive sessions of non-management directors and of the independent directors;
•Advising the CEO on strategic aspects of the Company’s business, including developments and decisions that are to be discussed with, or would be of interest to, the Board;
•Acting as a liaison as necessary between the non-management directors and the management of the Company; and
•Acting as a liaison as necessary between the Board and the Committees of the Board.

In the event that the Chairman of the Board is not an independent director, the Corporate Governance Guidelines provide that the independent directors, upon recommendation from the Nominating and Governance Committee, will select by majority vote an independent director to serve as the Lead Independent Director with the authority to:

•Preside at all meetings of the Board at which the Chairman is not present, including the executive sessions;
•Call meetings of the independent directors;
•Act as a liaison as necessary between the independent directors and the CEO; and
•Advise with respect to the Board’s agenda.

The Board’s non-management directors meet in executive session following the Board’s regularly-scheduled meetings, with the executive sessions chaired by the independent Chairman. In addition, the independent directors meet as a group in executive session at least once a year.

Risk Oversight. Our management has day-to-day responsibility for assessing and managing our risk exposure and the Board and its committees oversee those efforts, with particular emphasis on the most significant risks facing us. Each committee reports to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities.

BOARD/COMMITTEE	PRIMARY AREAS OF RISK OVERSIGHT
Full Board	Risks associated with our strategic plan, acquisition and capital allocation program, capital structure, liquidity, organizational structure and other significant risks, and overall risk assessment and risk management policies.
Audit Committee	Major financial risk exposures, significant legal, compliance, reputational and cyber security risks and overall risk assessment and risk management policies.
Compensation Committee	Risks associated with compensation policies and practices, including incentive compensation.
Nominating and Governance Committee	Risks related to corporate governance, effectiveness of Board and committee oversight and review of director candidates, conflicts of interest and director independence.

Since risk issues often overlap, committees from time to time request that the full Board discuss particular risks. On an annual basis, the Company’s Enterprise Risk Management Committee (consisting of members of senior management) inventory, assess and prioritize the most significant risks facing the Company as well as related mitigation efforts, and provide a report to the Board.

In determining to separate the position of the CEO and the Chairman, and in determining the appointment of the Chairman of the Board and the Chairs of the Committees, the Board and the Nominating and Governance Committee considered the implementation of a governance structure and appointment of chairpersons with appropriate and relevant risk management experience that would enable the Company to efficiently and effectively assess and oversee its risks.

Oversight of COVID-19. The Board and its Committees have been actively overseeing the Company’s response to and risk management of the ongoing COVID-19 pandemic, including regular updates from and discussions with management. Topics around this ongoing crisis span a broad range of matters, including protecting the health, safety and well-being of our employees; evaluating the impact of the pandemic on strategy, operations, liquidity and financial matters; assessing our compensation programs; minimizing supply chain disruption; monitoring continued compliance with applicable laws; and supporting the communities in which we operate. See page 3 for more information on our efforts in response to the COVID-19 pandemic.

Oversight of Human Capital. The Board is actively engaged in overseeing the Company’s people and culture strategy. The Board receives regular reports from management on a broad range of human capital management topics, including talent management; leadership development; retention; culture; employee engagement; employee education and training; and diversity and inclusion. See page 5 for more information on our human capital and culture.

Oversight of Sustainability. The Board, with specific inputs from the Nominating and Governance Committee, oversaw our stakeholder engagement, key topic identification process, and the development of our Inaugural Sustainability Report. Going forward, the Board will continue to oversee our sustainability strategy and management of related risks and opportunities. See page 6 for more information on our sustainability efforts and the launch of our Inaugural Sustainability Report.

Director Independence

The Board has determined that Mses. Carruthers, Sheppard and Tsingos and Messrs. Gallahue, Huennekens, and Jain are independent directors under the applicable rules of the NYSE. Mr. Huennekens serves as independent Chairman of the Board.

The Board assesses on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Governance Committee, makes a determination as to which members are independent.

Board of Directors and Committees of the Board

Director Attendance. The Board met 16 times during 2020. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which they served (during the period they so served) during 2020. The Board expects, as a general matter, that its members will attend the Annual Meeting and all of the then seven directors attended the 2020 Annual Meeting.

Committee Membership. The membership of each of the Audit, Compensation, and Nominating and Governance committees as of March 31, 2021 is set forth below.

NAME OF DIRECTOR	AUDIT	COMPENSATION	NOMINATING AND GOVERNANCE
Kieran T. Gallahue			Chair
Wendy Carruthers		Chair	Member
Scott Huennekens	Member		Member
Christine Tsingos	Chair	Member
Amir Aghdaei
Daniel A. Raskas
Gayle Sheppard		Member
Vivek Jain	Member

Audit Committee. The Audit Committee met nine times during 2020. The Audit Committee meets at least quarterly and assists the Board in overseeing:

◦the quality and integrity of our financial statements;
◦the effectiveness of our internal control over financial reporting;
◦the qualifications, independence and performance of our independent auditors;
◦the performance of our internal audit function and head of internal audit;
◦our compliance with legal and regulatory requirements; and
◦the risks described above under “Board Leadership Structure and Risk Oversight.”

The Audit Committee is governed by a charter that complies with the rules of the NYSE. A copy of the Audit Committee Charter is available on the “Investors – Governance” section of our website.

The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control over financial reporting. Our independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee also prepares a report of the Audit Committee as required by the SEC to be included in this Proxy Statement. The Audit Committee typically meets in executive session, without the presence of management, at each regularly scheduled meeting, and reports to the Board on its actions and recommendations at each regularly scheduled Board meeting.

The Board has determined that Ms. Tsingos and Messrs. Huennekens and Jain are each an “audit committee financial expert” for purposes of the rules of the SEC and all members of the Audit Committee are “financially literate” within the meaning of the NYSE listing standards. In addition, the Board has determined that each of the members of the Audit Committee is independent, as defined by the rules of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Furthermore, as of the date of this Proxy Statement, no Audit Committee member serves on the audit committee of more than three public companies.

Compensation Committee. The Compensation Committee met six times during 2020. The Compensation Committee discharges the Board’s responsibilities relating to the compensation of our executive officers, including setting goals and objectives for, evaluating the performance of, and approving the compensation paid to, our executive officers. The Compensation Committee also:

◦reviews and discusses with management the Compensation Discussion and Analysis (“CD&A”) and recommends to the Board the inclusion of the CD&A in the annual meeting proxy statement;
◦reviews and makes recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercises all authority of the Board (and all responsibilities assigned by such plans to the Committee) with respect to the oversight and administration of such plans;
◦reviews and considers the results of stockholder advisory votes on our executive compensation, and makes recommendations to the Board regarding the frequency of such advisory votes;
◦reviews and makes recommendations to the Board regarding non-management director compensation;
◦monitors compliance by directors and executive officers with our stock ownership requirements;
◦assists the Board in overseeing the risks described above under “Board Leadership Structure and Risk Oversight”;
◦prepares the report of the Compensation Committee required by the SEC to be included in the annual meeting proxy statement; and
◦considers factors relating to independence and conflicts of interests in connection with the compensation consultants that provide advice to the Compensation Committee.

The Compensation Committee is governed by a charter that complies with the rules of the NYSE. A copy of the Compensation Committee Charter is available on the “Investors – Governance” section of our website. Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and, based on the determination of the Board, independent under the NYSE listing standards and under Rule 10C-1 under the Exchange Act. The Committee typically meets in executive session, without the presence of management, at its regularly scheduled meetings. Under the terms of its charter, the Compensation Committee has the authority to form, and delegate authority to, such standing and ad-hoc subcommittees as it determines necessary or desirable. The Compensation Committee Charter also provides that, to the extent permitted by applicable law and the provisions of a given equity-based plan, and consistent with the requirements of applicable law and such equity-based plan, the Compensation Committee may delegate to one or more executive officers of the Company, or a sub-committee of the Compensation Committee formed for such purpose, the power to make grants and awards (other than grants and awards to any Company director or any officer subject to Section 16 of the Exchange Act) pursuant to such equity-based plan to employees of the Company or any subsidiary of the Company.

Management Role in Supporting the Compensation Committee. Our Chief Human Resources Officer, Vice President-Total Rewards, and Assistant General Counsel generally attend, and from time-to-time our CEO attends, the Compensation Committee meetings. In particular, our CEO:

•provides background regarding the interrelationship between our business objectives and executive compensation matters and advises on the alignment of incentive plan performance measures with our overall strategy;
•participates in the Committee’s discussions regarding the performance and compensation of the other executive officers and provides recommendations to the Committee regarding all significant elements of compensation paid to such officers, their annual, personal performance objectives and his evaluation of their performance (the Committee gives considerable weight to our CEO’s evaluation of and recommendations with respect to the other executive officers because of his direct knowledge of each such officer’s performance and contributions); and
•provides feedback regarding the companies that he believes we compete with in the marketplace and for executive talent.

Our human resources and legal departments also assist the Committee Chair in scheduling and setting the agendas for the Committee’s meetings, prepare meeting materials and provide the Committee with data relating to executive compensation as requested by the Committee.

Independent Compensation Consultant. Under the terms of its charter, the Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Compensation Committee. Following the Separation and following the assessment and determination of Frederic W. Cook & Co, Inc.’s (“FW Cook”) independence from management, the Compensation Committee engaged FW Cook as the Compensation Committee’s independent compensation consultant. The Compensation Committee has the sole discretion and authority to select, retain and terminate FW Cook as well as to approve any fees, terms and other conditions of its service. FW Cook reports directly to the Compensation Committee and takes its direction solely from the Compensation Committee. FW Cook’s primary responsibilities in 2020 were to review and recommend changes to the Company’s peer group for purposes of evaluating our compensation decisions for our executive officers and non-employee directors; provide advice and data regarding the structuring of the executive compensation programs and the compensation levels for our executive officers; assess the Company’s executive officer and non-employee director compensation program in the context of market practice and corporate governance best practices; provide analysis with respect to the Envista Holdings Corporation Severance and Change in Control Plan; and advise the Compensation Committee regarding our proposed executive compensation public disclosures. In the course of discharging its responsibilities, FW Cook may from time to time and with the Compensation Committee’s consent, request from management certain information regarding compensation amounts and practices, the interrelationship between our business objectives and executive compensation matters, the nature of our executive officer responsibilities and other business information. FW Cook does not provide any services to us or our management, and the Compensation Committee is not aware of any work performed by FW Cook that raises any conflicts of interest.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is composed of the directors listed as signatories to the Compensation Committee Report, beginning on page 48. During 2020, none of the members of the Compensation Committee was a current or former officer or employee of Envista. No executive officer of Envista served on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any entity having an executive officer who served on the Compensation Committee. No executive officer of Envista served as a member of the compensation committee (or other board committee performing equivalent functions) of any entity having an executive officer who served on the Board.

Nominating and Governance Committee. The Nominating and Governance Committee met four times during 2020. The Nominating and Governance Committee:

◦assists the Board in identifying individuals qualified to become Board members, and makes recommendations to the Board regarding all nominees for Board membership;
◦makes recommendations to the Board regarding the size and composition of the Board and its Committees;
◦makes recommendations to the Board regarding matters of corporate governance and oversees the operation of our Corporate Governance Guidelines and Related Person Transactions Policy;
◦develops and oversees the annual self-assessment process for the Board and its Committees;
◦assists the Board in CEO succession planning;
◦oversees the Company’s ESG and sustainability program;
◦assists the Board in overseeing the risks described above under “Board Leadership Structure and Risk Oversight”; and
◦oversees the orientation process for newly elected members of the Board and continuing director education.

The Nominating and Governance Committee is governed by a charter that complies with the rules of the NYSE. A copy of the Nominating and Governance Committee Charter is available on the “Investors – Governance” section of our website. The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of the NYSE listing standards. The Nominating and Governance Committee typically meets in executive session, without the presence of management, at each regularly scheduled meeting, and reports to the Board on its actions and recommendations at each regularly scheduled Board meeting.

Director Nomination Process

The Nominating and Governance Committee recommends to the Board director candidates for nomination and election at the annual meeting of stockholders and, in the event of vacancies between annual meetings, for appointment to fill such vacancies. With the exception of Messrs. Gallahue and Jain and Ms. Sheppard, all of the current directors were originally identified, nominated and elected by Danaher prior to the Separation.

Board Membership Criteria. In assessing the candidates for recommendation to the Board as director nominees, the Nominating and Governance Committee will evaluate such candidates against the standards and qualifications set out in our Corporate Governance Guidelines, including:

•Personal and professional integrity and character;
•Prominence and reputation in the candidate’s profession;
•Skills, knowledge and expertise (including business or other relevant experience) useful and appropriate to the effective oversight of our business;
•The extent to which the interplay of the candidate’s skills, knowledge, experience and background with that of the other Board members will help build a Board that is effective in collectively meeting our strategic needs and serving the long-term interests of our stockholders;
•The capacity and desire to represent the interests of the stockholders as a whole; and
•Availability to devote sufficient time to our affairs.

The Nominating and Governance Committee annually reviews with the Board the skills, knowledge, experience, background and attributes required of Board nominees, considering current Board composition and the Company’s circumstances. In making its recommendations to our Board, the Nominating and Governance Committee considers the required standards and qualifications noted above, as well as, among others, the following skills, knowledge, experience, background and attributes:

•Independence;
•Diversity;
•Global experience and international exposure, especially with respect to key growth areas;
•Technology experience, including software and cybersecurity;
•Mergers and acquisition experience;
•Competitive strategy and marketing experience;
•Leadership, including operating experience as CEO or COO;
•Financial literacy or public accounting experience;
•Public company board experience; and
•Capital markets and corporate finance experience.

The Nominating and Governance Committee takes into account a candidate’s ability to contribute to the diversity of perspective and analysis from the Board and, as such, believes it is important to consider attributes such as race, ethnicity, gender, age, education, cultural experience, and professional experience in evaluating candidates who may be able to contribute to the diverse perspective and practical insight of the Board as a whole. Although diversity is an important factor in assessing candidates as director nominees, neither the Board nor the Nominating and Governance Committee has a formal diversity policy. Furthermore, the Board does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

When we recruit a director candidate, either a search firm engaged by the Nominating and Governance Committee or a member of the Board will contact the prospect to assess interest and availability. The candidate will interview with several members of the Board and at the same time, the Nominating and Governance Committee with the support of the search firm will conduct such further inquiries as the Nominating and Governance Committee deems appropriate, including a background check.  The Nominating and Governance Committee will make a recommendation to appoint a candidate to the Board and then the Board will vote on such recommendation.

Stockholder Recommendations. Stockholders may recommend a director nominee to the Nominating and Governance Committee. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “—Communications with the Board of Directors” with whatever supporting material the stockholder considers appropriate. If a prospective nominee has been identified other than in connection with a director search process initiated by the Nominating and Governance Committee, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The Nominating and Governance Committee’s determination of whether to conduct a full evaluation is based primarily on the Nominating and Governance Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, and the likelihood that the prospective nominee can satisfy the evaluation factors described above under “—Board Membership Criteria” and any such other factors as the Nominating and Governance Committee may deem appropriate. The Nominating and Governance Committee takes into account whatever information is provided to it with the recommendation of the prospective candidate and any additional inquiries the Nominating and Governance Committee may in its discretion conduct or have conducted with respect to such prospective nominee. The Nominating and Governance Committee evaluates director nominees in the same manner whether a stockholder or the Board has recommended the candidate.

Communications with the Board of Directors. Stockholders and other parties interested in communicating directly with the Board or with individual directors, the independent Chairman of the Board or, if the Chairman is not independent, the Lead Independent Director, or the non-management directors as a group may do so by addressing communications to the Board of Directors, to the specified individual director or to the non-management directors, as applicable, c/o Corporate Secretary, Envista Holdings Corporation, 200 S. Kraemer Boulevard, Building E, Brea, CA 92821.

Executive Officers of the Company

In addition to Mr. Aghdaei, our current executive officers include Curt W. Bludworth, Patrik Eriksson, Jeffrey S. Kappler, Jean-Claude “JC” Kyrillos, Mark E. Nance, Mischa M. Reis and Howard H. Yu. Information concerning our executive officers, other than Mr. Aghdaei, whose information can be found under “Proposal 1 — Election of Directors” above, follows.

Curt W. Bludworth, age 54, has served as our Senior Vice President and Chief Human Resources Officer since September 2019. Prior to that, Mr. Bludworth served as Vice President-Human Resources for Danaher’s Dental business since January 2015, after serving as Vice President-Human Resources of Tektronix, then a subsidiary of Danaher, from September 2011 to December 2014.

Patrik Eriksson, age 53, has served as our Senior Vice President since September 2019 and as President of the Nobel Biocare business since January 2020. Prior to that, Mr. Eriksson served in various leadership roles for Danaher’s Dental business since October 2012, including as President of the KaVo Kerr business from January 2018 until January 2020 and President of the Ormco business from January 2014 to December 2017.

Jeffrey S. Kappler, age 42, has served as our Senior Vice President since September 2019 and as President of the Ormco business since October 2018. Prior to that, Mr. Kappler served in various leadership roles for Danaher’s Dental business since January 2015. Mr. Kappler joined Danaher in December 2007 and held a variety of positions at Danaher, including as Business Unit Manager of Veeder-Root, then a subsidiary of Danaher, from March 2012 to December 2015.

Jean-Claude “JC” Kyrillos, age 57, has served as our Senior Vice President and as President of the KaVo business since February 2020. Prior to that, Mr. Kyrillos served as Senior Vice President and General Manager of Qualcomm Life, the healthcare division of Qualcomm Incorporated from May 2016 to February 2019 and as Senior Vice President and General Manager of Infusion Systems, the infusion medical device business unit of Becton, Dickinson and Company (and previously CareFusion Corporation) from August 2011 to May 2016. Prior to joining Infusion Systems, Mr. Kyrillos served in various President and Senior Vice President roles at ResMed, Inc., a medical device company, from January 2008 to August 2011. Prior to his time at ResMed, Inc., Mr. Kyrillos held various leadership roles in the medical device, diagnostics, and engineered materials industries.

Mark E. Nance, age 53, has served as our Senior Vice President, General Counsel and Secretary since September 2019. Prior to that, Mr. Nance served as the Chief Legal Officer of INSYS Therapeutics, Inc., a pharmaceutical company, from October 2018 to July 2019 and Special Advisor to FIPRA International, Ltd., a public affairs consultancy company, from July 2017 to July 2019. Prior to joining INSYS Therapeutics, Inc., Mr. Nance served as the Senior Vice President and Global General Counsel of Mylan N.V., a pharmaceutical company, from April 2012 to May 2017. Prior to joining Mylan N.V., Mr. Nance served as General Counsel of GE Healthcare Medical Diagnostics and GE Healthcare Life Sciences. In addition, Mr. Nance has held various other leadership positions and roles in industry and in government, including the U.S. Federal Trade Commission.

Mischa M. Reis, age 49, has served as our Senior Vice President, Strategy and Corporate Development since September 2019. Prior to that, Mr. Reis served as Vice President, Business Development & Strategy of Danaher’s Dental business since October 2012.

Howard H. Yu, age 49, has served as our Senior Vice President and Chief Financial Officer since May 2019. Prior to that, Mr. Yu served as Chief Financial Officer of the Nobel Biocare business from September 2017 to January 2019 and Chief Financial Officer of the Ormco business from September 2014 to September 2017. Mr. Yu joined Danaher in 2011 and held a variety of positions at Danaher, including as Vice President, Financial Planning & Analysis of Beckman Coulter, Inc., a Danaher subsidiary, from January 2012 to September 2014.

Certain Relationships and Related Transactions

Policy

Under our Related Person Transactions Policy adopted by the Board, the Nominating and Governance Committee of the Board is required to review and, if appropriate, approve all related person transactions prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if our management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Nominating and Governance Committee at its next meeting. The Nominating and Governance Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Nominating and Governance Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Nominating and Governance Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Relationships and Transactions

On September 20, 2019, we completed the Separation of Envista from Danaher and on December 18, 2019, the Split-Off was completed. In connection with the Separation, our subsidiaries that currently operate our businesses and the corresponding assets and liabilities were transferred to Envista, which, prior to such transfer, were held by Danaher. Following the Separation and Split-Off, Danaher and Envista operate as separate publicly-traded companies and neither entity has any ownership interest in the other. However, one of our directors, Daniel A. Raskas, is an executive officer of Danaher. In connection with the Separation, we entered into various agreements with Danaher to effect the Separation and provide a framework for our relationship after the Separation, including but not limited to, a separation agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, and a license agreement with respect to the Danaher Business System. Following the Split-Off, Danaher no longer owns any of our outstanding common stock and is no longer a related party to us, and we no longer consider our transactions with Danaher as related party transactions.

There were no transactions between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since January 1, 2020, of the type or amount required to be disclosed under the applicable SEC rules.

Proposals 2A and 2B.
Approval of Amendments to Our Amended and Restated Certificate of Incorporation

Our Board is committed to strong and effective corporate governance and has approved, and recommends that you approve, amendments to our Amended and Restated Certificate of Incorporation (the “Existing COI”) to:

•phase out the classification of the Company’s Board and instead provide for the annual election of directors (the “Declassification Amendment”); and
•eliminate the supermajority voting requirements in Article X of the Existing COI (the “Supermajority Vote Amendment”) and remove certain provisions that are no longer applicable to the Company (the “Danaher Amendments”), in each case as more fully described below.

The overall goal of these amendments is to enhance the governance rights of stockholders, improve the Company’s corporate governance and simplify the Existing COI.

The proposed amendments to the Existing COI are being submitted for approval through two separate proposals – Proposal 2A and Proposal 2B. Under the Existing COI and applicable Delaware law, the proposed amendments included in Proposals 2A and 2B must be approved by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of common stock of the Company entitled to vote thereon.

The amendments to the Existing COI are summarized in Proposals 2A and 2B below. A form of Second Amended and Restated Certificate of Incorporation incorporating all of the proposed amendments to the Existing COI summarized in Proposals 2A and 2B (the “Second Amended and Restated COI”) is attached to this Proxy Statement as Appendix B, with deletions indicated by strikethroughs and additions indicated by underlining (with such marks against the Existing COI). The summaries of the proposed amendments set forth in Proposals 2A and 2B below are qualified in their entirety by reference to the corresponding provisions in Appendix B.

Approval by stockholders of Proposal 2A and/or Proposal 2B will result in the filing of a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware promptly after the 2021 Annual Meeting. If stockholders approve one but not both of the above-referenced proposals, we will file a Second Amended and Restated Certificate of Incorporation containing only the amendments referenced in the proposal that was approved. If neither Proposal 2A nor Proposal 2B is approved by the requisite vote, then the Second Amended and Restated Certificate of Incorporation will not be filed with the Secretary of State of the State of Delaware; the Board will continue to be divided into three classes with directors serving a three-year term; the supermajority voting provisions in the Existing COI will remain in effect; the inapplicable provisions in the Existing COI relating to Danaher’s ownership of our common stock will remain in the Existing COI; and the conforming amendments to our Amended and Restated Bylaws (the “Bylaws”) described in Proposal 2A will not become effective.

Proposal 2A.
Approval of an Amendment to Our Amended and Restated Certificate of Incorporation to Declassify the Board to Provide for the Annual Election of Directors

Proposal 2A constitutes the amendments to our Existing COI reflected in Sections 5.04 and 5.05 of the Second Amended and Restated COI included in Appendix B to this Proxy Statement (collectively, the “Declassification Amendment”).

Article V of our Existing COI provides that the Board shall be divided into three classes, with members of each class of directors serving a three-year term. The classification of the Board results in staggered elections, with a different class of directors standing for election every third year. The Board is currently comprised of: three members serving in Class II, whose terms expire at this Annual Meeting; three members serving in Class III, whose terms will expire at the 2022 Annual Meeting of Stockholders; and two members serving in Class I, whose terms will expire at the 2023 Annual Meeting of Stockholders.

The classified structure of the Board was adopted by Danaher as the sole stockholder of Envista prior to the Separation when Envista was a wholly-owned subsidiary of Danaher. The Board has reviewed, and expects to continue to regularly review, the corporate governance policies and practices that Danaher implemented within our Existing COI and Bylaws prior to the Separation to determine whether such policies and practices will protect long-term stockholder value. After considering the advantages and disadvantages of declassification, the Board has approved, subject to approval of this Proposal 2A by the stockholders, the Declassification Amendment, as set forth in Article V of the Second Amended and Restated COI, to declassify the Board beginning with the 2022 Annual Meeting of Stockholders, with directors elected to a one-year term following the expiration of the directors’ existing terms and with the annual election of all directors beginning at the 2024 Annual Meeting of Stockholders.

The Declassification Amendment would not change the present number of directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships.

The affirmative vote of the holders of two-thirds of the outstanding shares of our common stock entitled to vote on the proposal on the record date is required to approve this Proposal 2A pursuant to our Existing COI.

In connection with the proposed Declassification Amendment, the Board has also approved ancillary and conforming amendments to the Company’s Bylaws, the effectiveness of which is contingent upon stockholder approval of the Declassification Amendment. The Board has the power to amend the Bylaws without stockholder approval. As a result, separate approval by our stockholders is not required to adopt the amendments to the Bylaws (although, as stated above, any such amendments to the Bylaws are contingent upon stockholder approval of the Declassification Amendment).

The Board of Directors recommends that stockholders vote “FOR” the approval of an amendment to our Amended and Restated Certificate of Incorporation to declassify the Board and provide for the annual election of directors.

Proposal 2B.
Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Eliminate the Supermajority Voting Requirements and Remove Inapplicable Provisions of the Amended and Restated Certificate of Incorporation

Article X of the Existing COI provides that a supermajority vote of two-thirds of the voting power of the outstanding shares entitled to vote will be required to amend, alter, change, or repeal or to adopt any provision inconsistent with Article V (Board of Directors), Article VI (Stockholders), Article VII (Certain Relationships and Transactions), Article VIII (Limitation on Liability; Indemnification), or Article X (Amendment) of the Existing COI or to amend, repeal or adopt any provision of the Bylaws.

The supermajority voting requirement in the Existing COI was adopted by Danaher as the sole stockholder of Envista prior to the Separation when Envista was a wholly-owned subsidiary of Danaher.

As discussed above in Proposal 2A, the Board has reviewed, and expects to continue to review, the corporate governance policies and practices implemented within the Existing COI and Bylaws prior to the Separation to determine whether such policies and practices will protect long-term stockholder value. After considering the advantages and disadvantages of supermajority voting requirements applicable to the shares of common stock in the Existing COI, the Board has approved, subject to approval of this Proposal 2B by the stockholders, the Supermajority Vote Amendment, as set forth in Article X (re-numbered to Article IX) of the Second Amended and Restated COI, to eliminate the supermajority voting requirements noted above in favor of a majority of the shares of common stock outstanding. No conforming amendments to the Bylaws will be required to effectuate the elimination of the supermajority voting requirements noted above.

In addition, because Danaher no longer owns any of our outstanding common stock following the Split-Off, the Board has approved, subject to approval of stockholders, the Danaher Amendments, as set forth in Section 6.02, Article VII and Article X (re-numbered to Article IX) of the Second Amended and Restated COI, to remove references to Danaher’s ownership in Section 6.02 and Article X of the Existing COI and to remove Article VII (Certain Relationships and Transactions) in its entirety.

The affirmative vote of the holders of two-thirds of the outstanding shares of our common stock entitled to vote on the proposal on the record date is required to approve this Proposal 2B pursuant to our Existing COI.

The Board of Directors recommends that stockholders vote “FOR” the approval of an amendment to our Amended and Restated Certificate of Incorporation to eliminate the supermajority vote requirements and remove inapplicable provisions of our Amended and Restated Certificate of Incorporation.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and the pay programs provided to our Named Executive Officers (“NEOs”) for 2020.

Executive Summary

Impact of COVID-19: COVID-19, including the related preventive and precautionary measures taken by us, our customers, other businesses and governments in response to the pandemic, had an adverse impact on our operations, our supply chains and distribution systems, and our revenues and operating income in 2020. The majority of dental practices have reopened; however, overall patient volume remains below pre-COVID-19 levels.

COVID-19 Response: Management took significant and quick measures to prioritize the health and safety of our employees and customers and support our communities. Some of these actions include:
•Employee health and safety measures: We instituted work from home arrangements for many of our employees; implemented daily health and temperature screenings, mandatory face masks, social distancing guidelines, staggered shifts and frequent disinfection processes for our manufacturing and other on-site employees; awarded bonuses to our front-line workers; increased communication with our employees through frequent online CEO Forums, COVID-19 update emails, and CEO video messages; and increased virtual training and education for our employees.
•Supported our communities: Our employees have donated thousands of masks and other personal protective equipment to their local communities worldwide. In China, we were one of the first to donate infection prevention products to the Wuhan government and our Orascoptic business has donated eye protection to hundreds of healthcare professionals in the United States.

COVID-19 Compensation Considerations:
•The original compensation decisions for 2020 were made by our Compensation Committee in February 2020, prior to the realization of the global nature of the COVID-19 pandemic.
•At the onset of the pandemic, we took a number of difficult but prudent cost mitigation and other initiatives to ensure the ongoing strength of our business. As part of these initiatives, in March 2020 the Board, following recommendations from management and the Compensation Committee, effected temporary salary reductions for senior executives, including our Named Executive Officers (identified below) and reductions in pay to our non-employee directors. These measures included a 15% decrease in salary for the CEO and 10% for other executive officers, as described in detail in “Analysis of 2020 Executive Compensation” and a 15% reduction in Board retainers and waived cash meeting fees for Board and Committee meetings, as described further under “Director Compensation.”

•Given the material impact of COVID-19 on our business in the first half of 2020 and uncertain effects for the remainder of the year and the critical need to incentivize our employees for second half of 2020 performance, in June 2020, our Board, following a recommendation of the Compensation Committee, approved a one-time cash incentive compensation plan for all employees who participated in the annual Incentive Compensation Plan, including our NEOs, called the Envista Wins Together (“EWT”) Bonus Incentive Plan. EWT was designed to drive our business to new levels of growth for the remainder of 2020 by working together across each of our operating companies. See “Analysis of 2020 Executive Compensation—Second Half of 2020 Envista Wins Together Bonus Incentive Plan.”

Business Results: In 2020, our sales decreased 17.1%, while core sales decreased 14.8% as compared to the comparable period of 2019. Envista generated diluted earnings per share of $0.20 (adjusted diluted earnings per share of $0.98) and free cash flow for the full year 2020 of $241.5 million. In the second half of 2020, sales declined 0.5% (core sales grew 1.2%); free cash flow of $320.5 million, a 28.0% increase year over year, and operating profit margin of 12.1% (adjusted operating profit margin of 19.0%, an increase of 350 basis points). See Appendix A for a reconciliation of GAAP to non-GAAP measures.

Business Goals & Executive Pay: Our near-term goals are to improve our core sales growth rate, improve our profitability inclusive of operating margin expansion, generate free cash flow in excess of our net income, increase our adjusted earnings per share and strategically deploy our free cash flow to improve our market position. Our ability to attract, develop and retain key executives and other employees in the face of competition for talent in the dental and broader medical devices industry is critical to our success. Our Compensation Committee retains significant flexibility in determining pay structures, selecting peer groups, setting executive pay at appropriate levels versus peers, as well as determining goals and performance ratings to align management with operational goals and the long-term interests of our stockholders. We generally target the median of our peer group and median of relevant industry specific market data to ensure our compensation programs are in line with industry benchmarks and are aligned with stockholder interests.

Management Team: Our management team brings extensive dental and healthcare industry experience. Including service with Danaher, our CEO and CFO have been with the Company for more than ten years and all of our other executive officers also have significant service with the Company or other healthcare companies.

Named Executive Officers

Our NEOs for 2020 include our Chief Executive Officer and Chief Financial Officer, as well as the next three most highly compensated executive officers serving as such at fiscal year-end, as follows:
Company Overview

We are a global family of more than 30 trusted dental brands, united by a shared purpose: to partner with professionals to improve lives. Our operating companies, including KaVo Kerr, Nobel Biocare Systems, and Ormco, partner with dental professionals to help them deliver the best possible patient care. Our distinctive brands and comprehensive portfolio, including dental implants and treatment options, orthodontics, and digital imaging technologies, covers an estimated 90% of dentists’ clinical needs for diagnosing, treating, and preventing dental conditions as well as improving the aesthetics of the human smile. Principal brands are set out below:

We are headquartered in Brea, California, and our commercial organization includes over 3,500 employees with deep clinical, product and workflow expertise who interact with customers on a daily basis. We endeavor to embody our core values in everything we do and in our various programs and initiatives:

We are now one of the largest global dental products companies, with significant market positions in some of the most attractive segments of the dental products industry.

Objectives and Framework

With the goal of building long-term value for stockholders, our executive compensation program is designed to:

•attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with our complexity and global footprint;
•motivate executives to perform consistently at or above the levels that we expect, over the long-term and through a range of economic cycles; and
•link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term stockholder value.

To achieve these objectives, our compensation program combines annual and long-term components, cash and equity, and fixed and variable elements, with a bias toward long-term equity awards which are subject to significant vesting periods. Our executive compensation program rewards executive officers when they build long-term stockholder value, achieve annual business goals and maintain long-term careers with us. The Compensation Committee exercises judgment in setting compensation levels, taking into account the following:

Pay competitiveness in the context of the marketplace for executive talent. Our Compensation Committee considers market practice in determining pay levels and compensation design to ensure that compensation is appropriately positioned to attract and retain talented executives and that our costs are sustainable relative to peers.

Internal equity, including compensation that reflects the responsibilities and relative complexity of the executive’s position within Envista. To ensure that the most senior executives are held most accountable for long-term operating results and changes in stockholder value, the Compensation Committee believes that both the amount and “at-risk” nature of compensation should increase with the relative complexity and significance of an executive’s position.

Our performance, along with the executive’s performance and contributions. Our cash incentive compensation varies annually to reflect near-term changes in operating and financial results. Our long-term compensation is closely aligned with long-term stockholder value creation, both by tying the ultimate value of the awards to the stock price and because of the length of time executives are required to hold the awards before realizing their value. The executive’s performance and individual contributions toward our business objectives are also incorporated in the Compensation Committee’s decision-making process.

Our Pay Practices

Our approach to executive compensation reflects a range of practices that promote alignment between the interests of executives and those of stockholders, as illustrated below.

2020 Executive Compensation Decision-Making and Oversight

Pursuant to its charter, the Compensation Committee engaged FW Cook as its independent compensation consultant. The Compensation Committee assessed the independence of FW Cook in accordance with the NYSE Listing Standards and applicable SEC regulations and concluded that FW Cook’s work does not raise any conflict of interest. FW Cook’s primary responsibilities in 2020 were to:

•provide advice and data in connection with our executive compensation program structure, and the compensation levels for our executive officers compared to our peers;
•provide compensation benchmarking information for our non-executive directors;
•provide analysis and advice regarding the compensation peer group used for providing market pay program, levels, and design information;
•provide analysis with respect to the Envista Holdings Corporation Severance and Change in Control Plan;
•assess our executive compensation programs in the context of corporate governance best practices; and
•assist in the preparation of our executive compensation public disclosures.

Our Chief Human Resources Officer, our Vice President, Total Rewards, and Assistant General Counsel generally attend meetings of the Compensation Committee along with our independent compensation consultant. Also, our Chief Executive Officer provides background and context regarding the relationship between strategic goals and priorities and executive compensation matters and provides recommendations to the Compensation Committee regarding performance and compensation paid to other executive officers. The Compensation Committee gives considerable weight to the evaluation and recommendations of our Chief Executive Officer with respect to the other executive officers. Our human resources and legal departments also assist the Compensation Committee Chair in scheduling and setting committee meeting agendas, preparing meeting materials and providing the Compensation Committee with data relating to executive compensation as requested by the Compensation Committee.

Responsibilities for executive compensation decisions are summarized below:

Compensation Committee	•Determines compensation programs and policies for our executive officers; and •Approves executive officer compensation levels, structure and mix.
Board of Directors	•Briefed by, and provides input to the Compensation Committee; and

•Directors who are not on the Compensation Committee may attend Compensation Committee meetings and/or executive sessions.

•Approves all equity compensation plans and executive officer compensation plans.
Management	•The Chief Human Resources Officer, Chief Executive Officer and other members of management provide input to ensure compensation programs and policies reflect the Company’s evolving strategic and operational needs.
Independent Compensation Consultant	•Provides counsel and guidance to the Compensation Committee concerning our compensation levels and our compensation program; and •Reports directly to our Compensation Committee.

Analysis of 2020 Executive Compensation

The bulk of our senior executives’ direct compensation is performance based and variable in nature (approximately 85% of our CEO’s compensation and an average of approximately 70% for our other NEOs consisted of annual and long-term incentive compensation in 2020). In 2020, long-term incentives were awarded 50% in the form of stock options and 50% in the form of RSUs vesting over a five-year period - see “—Long-Term Incentive Compensation” for details. The following chart reflects components of compensation at target, as described in “Executive Compensation Tables — Employment Agreements.”

The components of our executive compensation program are intended to support our human capital strategy and to further stockholder interests as follows:

ELEMENT	FORM OF COMPENSATION	PRIMARY OBJECTIVES
Base Salary	Cash	•Help attract and retain executive talent. •Balance pay-at-risk components by providing a stable source of income. •Recognize day-to-day role and scope of responsibility.
Annual Incentive Compensation	Cash	•Align executives with key strategic and operational initiatives.

•Reward performance on key annual financial measures, including core sales growth, profitability and cashflow generation.

•Motivate and reward teamwork and individual performance.
Long-Term Incentive Compensation	Stock Options RSUs	•Drive sustainable performance that delivers value to stockholders over the long-term.

•Provide direct alignment to stock price appreciation.

•Align the interest of the executive with those of the stockholders.
Other Compensation	Employee Benefits Perquisites Severance	•Provide a competitive compensation package.

•Reinforce alignment with stockholder interests through deferrals in Company stock and, also, retention through vesting restrictions (e.g., ECP & EDIP).

•Support corporate objectives (e.g., relocation and tax equalization benefits).

Base Salary

In connection with the Separation or upon their employment, as applicable, our NEOs entered into letter agreements with Envista, which among other things set forth base salary levels, which are reflective of base salary levels for positions with similar roles and scope of responsibilities within our peer group, as well as personal performance and experience. See “Executive Compensation Tables—Employment Agreements” below for additional information regarding the agreements with our NEOs.

For 2020, our Compensation Committee did not increase base salaries for our NEOs, other than Mr. Yu, at 2019 levels. Our Compensation Committee approved an increase in Mr. Yu’s base salary from $500,000 to $525,000 and to his target bonus from 70% to 75%, effective January 1, 2020 to more closely align Mr. Yu’s cash compensation with CFOs of peer organizations and to reflect the scope of responsibilities in his role.

Base salaries for our NEOs in 2019 and 2020 (outside of the temporary reductions in 2020 in response to COVID-19, as discussed below) were as follows:

NAMED EXECUTIVE OFFICER	2019 BASE SALARY	2020 BASE SALARY	PERCENTAGE INCREASE
Amir Aghdaei	$1,100,000	$1,100,000	—%
Howard Yu	$500,000	$525,000	5%
Patrik Eriksson	$550,000	$550,000	—%
Mark Nance	$525,000	$525,000	—%
Jean-Claude Kyrillos(1)	$—	$475,000	—%
(1) Mr. Kyrillos joined Envista on February 12, 2020.

COVID-19 Temporary Salary Reductions
As the COVID-19 pandemic evolved in 2020, the Company implemented a range of strategies to mitigate the effect of broad revenue declines, preserve cash and ensure our ongoing strength as a company. As part of these initiatives, the Board, following recommendations from management and the Compensation Committee, implemented salary reductions for senior executives which became effective on April 13, 2020, including reductions for the NEOs as follows:

NAMED EXECUTIVE OFFICER	PRIOR SALARY	ADJUSTED SALARY EFFECTIVE APRIL 13, 2020	PERCENTAGE REDUCTION
Amir Aghdaei	$1,100,000	$935,000	15%
Howard Yu	$525,000	$472,500	10%
Patrik Eriksson	$550,000	$495,000	10%
Mark Nance	$525,000	$472,500	10%
Jean-Claude Kyrillos	$475,000	$427,500	10%

Effective November 1, 2020, the Board reinstated the base salaries for our NEOs due to the recovery in the dental market as well as the Company’s progress on its strategic and cost-saving initiatives.

Annual Incentive Compensation

Overview
We provide annual incentives to our NEOs under our Executive Incentive Compensation Plan (the “Incentive Compensation Plan” or “ICP”). The Incentive Compensation Plan provides cash bonuses to participants based on the achievement of annual performance metrics relating to our business and the participant’s personal performance. In 2020, the target bonus for each NEO was equal to their base salary as of December 31, 2020 multiplied by the relevant target award percentage. The 2020 actual bonus was equal to target bonus multiplied by a Composite Payout Percentage, which incorporated a Company Financial Factor (“CFF”) as well as a Personal Performance Factor (“PPF”), described in more detail below.

Our approach to 2020 incentive design emphasizes company-wide financial results and teamwork while also rewarding business financial results and progress against personal objectives and strategic priorities. The diagram below illustrates the 2020 annual incentive award opportunities:

In establishing annual incentive award opportunities for 2020, our Compensation Committee adjusted the metrics and weights used in executive officer incentives to reflect the importance of core sales growth, earnings, and cash flow. Highlights of our approach to rewarding company-wide performance in the form of the Company Payout Percentage, which constitutes 75% of the annual incentive opportunity, are as follows:

Core sales growth, adjusted EPS and free cash flow are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and insight into how these non-GAAP measures are considered by management, please see Appendix A.

Individual performance in the form of Strategic Priorities/Personal Payout constitutes 25% of the annual incentive opportunity and reflects the executive’s execution against operational and personal goals for the year, overall leadership effectiveness, overall financial performance, and, for executives managing a business, operating performance for that business. Our Compensation Committee maintains discretion in determining incentive payouts for each executive officer. We believe that such discretion is set at a reasonable level, strengthens the effectiveness of our compensation programs by allowing performance differentiation among our leadership team and enables the Committee to incorporate risk mitigation and unanticipated developments in determining payouts.

Company Financial Factor
Financial performance targets for incentive purposes are set at targets that are challenging and which generally constitute an improvement over the prior comparable period, in line with our core value of Continuous Improvement. The Compensation Committee established the performance goals prior to the global onset of the COVID-19 pandemic, and actual results were influenced heavily by the unprecedented effects of the pandemic.

Messrs. Aghdaei, Yu and Nance
The 2020 CFF for Messrs. Aghdaei, Yu and Nance was based on Envista’s performance against (i) core sales growth, (ii) earnings per share, and (iii) adjusted free cash flow to adjusted net income ratio and were set prior to the pandemic. In 2020, there was no payout for core sales growth or earnings per share, while weighted adjusted free cash flow ratio attainment was above maximum, giving rise to a CFF for these executives of 20% of target, as shown in the table below.

Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual 2020	Achievement	Weight	Payout/ Weighted Achievement

Core Sales Growth (YoY %)	0.5%	2.5%	4.5%	(14.8)%	—%	50%	—%
Adjusted Diluted EPS ($)	$1.65	$1.70	$1.75	$0.98	—%	40%	—%
Adjusted Free Cash Flow to Adjusted Net Income Ratio	85%	105%	135%	150%	200%	10%	20%
Envista CFF							20%

Messrs. Eriksson and Kyrillos

The CFF for our operating company presidents was calculated as follows:

OpCo Presidents	Envista CFF (Weighted 50%)			OpCo CFF (Weighted 50%)
Patrik Eriksson & Jean-Claude Kyrillos	Core Sales Growth (50%)	Earnings Per Share (40%)	Adjusted Free Cash Flow (10%)	OpCo Core Sales Growth (50%)	OpCo Operating Profit (40%)	OpCo Working Capital Turnover (10%)

The CFF for Nobel Biocare and Kavo Kerr was 10% and 60%, respectively, calculated as follows:

Metric	Achievement	Weight	Payout/Weighted Achievement
Core Sales Growth	—%	50%	—%
Operating Profit	—%	40%	—%
Working Capital Turrnover	97%	10%	10%
Nobel Biocare CFF			10%

Metric	Achievement	Weight	Payout/Weighted Achievement
Core Sales Growth	—%	40%	—%
Operating Profit	105%	50%	53%
Working Capital Turrnover	70%	10%	7%
Kavo Kerr CFF			60%

We do not disclose the specific targets for our operating companies’ performance metrics as they are highly confidential and would provide competitors and third parties with insight into the Company’s internal planning processes that may allow them to predict certain of our operating companies’ financial and/or operational strategies, which could cause us competitive harm. The performance metrics of core sales growth, adjusted operating profit, and working capital turnover were based on a range of factors, including growth outlooks for our respective product portfolios, the competitive environment, our internal budgets, external market economic conditions and market expectations. For example, growth rates implicit in targets for any one operating company may be above or below the growth rates targeted for the entire Company, due to faster or slower growth in relevant markets or smaller or larger market shares. These considerations result in operating company targets that are intended to coincide with Company-wide targets in their level of difficulty to achieve and probability for success. Like the performance targets set for Envista, the performance targets for our operating companies are set at levels that we believe are challenging and which generally constitute an improvement over the prior comparable period, in line with our core value of Continuous Improvement.

Personal Performance Factor & Individual Payouts
Following the end of 2020, the Compensation Committee used its judgment and determined for each executive a PPF between 0% and 150%. Without assigning any particular weight to any individual factor, the Compensation Committee took into account financial performance, the executive’s execution against operational and personal goals for the year, overall leadership effectiveness and, for executives managing a business, operating performance for that business. Based on such considerations, the Compensation Committee assigned a PPF of 100% for Mr. Aghdaei. With respect to the other NEOs, the average PPF assigned by the Compensation Committee was 92.5%. Our Compensation Committee has discretion in determining the PPF of each executive officer, which is an important risk-mitigating element to our compensation program.

The target percentages for our NEOs as a percentage of base salary were as follows: Mr. Aghdaei, 125%; Mr. Yu, 75%; Mr. Eriksson, 70%; Mr. Nance, 60%; and Mr. Kyrillos, 70%. The bonus target amounts, relevant CFF and PPF for each NEO resulted in the following non-equity Incentive Compensation Plan payouts for 2020:

NAMED EXECUTIVE OFFICER	2020 TARGET ($)	WEIGHTED CFF(1)	PPF	2020 PAYOUT (% OF TARGET)	2020 PAYOUT ($)
Amir Aghdaei	$1,375,000	20.0%	1.00	40.0%	$550,000
Howard Yu	$393,750	20.0%	0.80	35.0%	$137,813
Patrik Eriksson	$385,000	15.0%	0.80	31.2%	$120,313
Mark Nance	$315,000	20.0%	1.00	40.0%	$126,000
Jean-Claude Kyrillos	$294,240(2)	40.0%	1.10	57.5%	$169,188

1.For Messrs. Aghdaei, Yu and Nance, the weighted CFF is solely based on the CFF for all of Envista (20%). For Mr. Eriksson, the weighted CFF is based 50% on the CFF for Nobel Biocare (10%) and 50% on the CFF for all of Envista (20%). For Mr. Kyrillos, the weighted CFF is based 50% on the CFF for Kavo Kerr (60%) and 50% on the CFF for all of Envista (20%).
2.Prorated based on start date of February 12, 2020.

Second Half of 2020 Envista Wins Together Bonus Incentive Plan

Because of the adverse impact of COVID-19 on our business in the first two quarters of 2020, the Compensation Committee believed that it was highly unlikely that any payments would be made under the annual Incentive Compensation Plan due to the fact that the performance goals were established prior to the onset of the COVID-19 pandemic. The Compensation Committee nevertheless believed it was critical to incentivize our employees for growth in the second half of 2020 through an alternative cash incentive program designed to reward second half growth. Accordingly, in June 2020, our Compensation Committee approved a one-time cash incentive compensation plan for all employees who participated in the annual Incentive Compensation Plan, including our NEOs, called the Envista Wins Together (“EWT”) Bonus Incentive Plan. The EWT bonus plan was designed to drive our business to new levels of growth for the remainder of 2020 by working together across each of our operating companies. The EWT bonus plan was in addition to the amounts earned by participants under the annual Incentive Compensation Plan. The EWT bonus was based on achievement of Company-wide performance metrics, regardless of our operating company results or personal performance. Incentive awards under EWT were based on the following calculation:

The performance multiplier (“PM”) was based on the following metrics: Cost Reduction, Adjusted EBITDA, Core Growth and Key Priorities (SparkTM clear aligners, N1TM implants and growth in the China market). The Compensation Committee selected these performance metrics for the PM because these measures were critical to the Company’s financial and operational performance for the second half of the year and continuing into 2021. Company results from the second through fourth quarters of 2020 (defined as April 6, 2020 through December 31, 2020) were used for the Cost Reduction metric, and Company results from the third and fourth quarters of 2020 (defined as July 4, 2020 through December 31, 2020) were used for the Adjusted EBITDA, Core Growth and Key Priorities metrics. The performance multiplier is expressed as a percentage ranging from 0% to 75% based on actual performance against target for each measure, with weightings for each metric as follows:

Metric	Weight
Q2 - Q4 Cost Reduction Initiative	40%
Adjusted EBITDA	20%
Core Growth	20%
Key Priorities	20%

If actual performance was 100% to target, then the performance multiplier would be 0.50. If overall performance exceeded the target, then the performance multiplier would be increased in an incremental amount between 0.50 and 0.75, as determined in the sole discretion of the Compensation Committee. The maximum performance multiplier available was 0.75. A minimum performance multiplier of 0.25 had to be achieved to receive a payout. If performance was such that the performance multiplier was below 0.25, no payout would occur.

Taking into account performance for each of the four performance metrics, the Compensation Committee certified the Company’s achievement of the EWT performance goals on February 16, 2021 as follows:

Metrics	Threshold	Target	Maximum	Actual Performance	Weight	Performance Multiplier	Weighted Performance Multiplier
Cost Reduction Initiative Q2-Q4(1)	$250 Million	$275 Million	$300 Million	$281.5 Million	40.0%	56.0%	22.5%
Adjusted EBITDA	$122.4 Million	$153 Million	$183.6 Million	$282.7 Million	20.0%	75.0%	15.0%
Core Growth	(24.5)%	(17.0)%	(9.5)%	1.2%	20.0%	75.0%	15.0%
Key Priorities(2):	—	—	—	78.7% Achievement	20.0%	39.0%	7.9%
Performance Multiplier	25.0%	50.0%	75.0%	—	—	—	—
Final Performance Multiplier							60.0%

1.Includes temporary measures taken due to disruption from COVID-19 and permanent cost saving measures.
2.The key priorities were equally weighted among the three performance measures.

Based on the achievement of a performance multiplier of 60%, the Compensation Committee approved paying out EWT bonuses to the NEOs as follows:

NAMED EXECUTIVE OFFICER	BASE SALARY AS OF 12/31/20 ($)	ICP TARGET (%)	TIME IN YEAR	PERFORMANCE MULTIPLIER	EWT BONUS PAYOUT ($)
Amir Aghdaei	$1,100,000	125%	1.00	60%	$825,000
Howard Yu	$525,000	75%	1.00	60%	$236,250
Patrik Eriksson	$550,000	70%	1.00	60%	$231,000
Mark Nance	$525,000	60%	1.00	60%	$189,000
Jean-Claude Kyrillos	$475,000	70%	0.885(1)	60%	$176,544

1.Prorated based on start date of February 12, 2020.

The total bonus payouts to our NEOs under both the annual Incentive Compensation Plan and the EWT bonus plan are as follows:

NAMED EXECUTIVE OFFICER	2020 ICP PAYOUT ($)	EWT BONUS PAYOUT ($)	TOTAL 2020 BONUS PAYOUT ($)
Amir Aghdaei	$550,000	$825,000	$1,375,000
Howard Yu	$137,813	$236,250	$374,063
Patrik Eriksson	$120,313	$231,000	$351,313
Mark Nance	$126,000	$189,000	$315,000
Jean-Claude Kyrillos	$169,188	$176,544	$345,732

Long-Term Incentive Compensation

On February 25, 2020, our Compensation Committee granted equity awards to the NEOs, consisting of 50% stock options and 50% time-based RSUs. These equity awards were intended to align the NEOs’ compensation with market levels of compensation within our peer group and, also, provide enhanced performance and retention incentives. The target values, mix and associated vesting periods were in line with the letter agreements entered into with our NEOs, except for Mr. Yu. The Compensation Committee determined that an award of $1,000,000 (versus $800,000) better aligns Mr. Yu’s compensation with that of his CFO peers and more appropriately reflects his performance during 2019. The awards were as follows:

NAMED EXECUTIVE OFFICER	VALUE OF AWARD(1)	RSUs (50% OF THE AWARD)	STOCK OPTIONS (50% OF THE AWARD)(2)	VESTING SCHEDULE
Amir Aghdaei	$4,500,000	84,910	313,420	The RSUs and stock options vest ratably on each anniversary of the grant date over five years, subject to continued service through each such date.
Howard Yu	$1,000,000	18,870	69,650
Patrik Eriksson	$850,000	16,040	59,210
Mark Nance	$600,000	11,325	41,790
Jean-Claude Kyrillos	$675,000	12,740	47,020
1) These are the values assigned to the award for compensation purposes. The values placed on the option portion of the award in the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal 2020” table differ from the values shown above in line with the requirements of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718.
2) The exercise price for the options was $26.50, the closing price of our common stock on the date of grant.

Other Compensation

Perquisites
During 2020, Mr. Aghdaei benefited from a tax equalization agreement in relation to a prior assignment which was intended to ensure that he pays no more and no less tax than he would have paid had he remained in the United States. Benefits under this agreement consist of German income taxes paid by Envista on Mr. Aghdaei’s behalf, offset by the tax refund resulting from associated foreign tax credits which is repaid to the Company. Additionally, hypothetical taxes were withheld in 2020 in anticipation of future tax obligations. In 2020, Mr. Yu benefited from a tax preparation service as it related to his prior assignment in Switzerland. This benefit consisted of Swiss income taxes paid by Envista on Mr. Yu’s behalf, offset by the tax refund resulting from associated foreign tax credits which is repaid to the Company. Details on perquisites made available to our NEOs in 2020 are in the footnotes to the “Summary Compensation Table.”

Other Benefits
Our US-based executive officers, including the NEOs, participate in broad-based employee benefit plans, which are generally available to all U.S. salaried employees and do not discriminate in favor of our NEOs. These include subsidized health and dental insurance, AD&D and life insurance coverage, participation in the Envista Savings Plan as well as participation in employee-paid benefits such as vision insurance and flexible spending accounts. Additionally, US-based executive officers are eligible to defer a portion of their salary and bonus in our Deferred Compensation Plan which also covers other senior employees. Messrs. Aghdaei and Eriksson also participate in our Executive Deferred Incentive Program (“EDIP”), a plan which is closed to new entrants, and received a contribution in Envista notional shares in 2020 with respect to their participation in this plan. Messrs. Yu, Kyrillos and Nance are eligible to participate in our Excess Contribution Program (“ECP”), which provides for excess matching and non-elective contributions in Envista notional shares. US-based executives also participate in the Envista Holdings Corporation Severance and Change in Control Plan. See “Executive Compensation Tables—Employee Benefit Plans” below for additional information on these benefits.

2021 Executive Compensation Developments

In the first quarter of 2021, we implemented the following pay practices:

•No base salary increases for our executive officers for 2021, which represents two straight years of no changes to the fixed compensation of our executive officers (other than the 5% increase in base salary for Mr. Yu effective January 1, 2020);

•No target annual bonus increases for our executive officers for 2021;

•Retained the performance metrics of core sales growth, earnings per share and adjusted free cash flow ratio as the performance measures for the 2021 Incentive Compensation Plan, with the same weightings used in 2020 (50% for core sales growth, 40% for earnings per share and 10% for adjusted free cash flow ratio);

•Changed the vesting period for long-term incentive compensation from five years to three years to align with our peer companies and industry trends; and

•Increased the value of the long-term incentive awards for certain of our NEOs, as outlined below. The increases were based on Envista’s review of peer and market data, along with 2020 personal performance:

NAMED EXECUTIVE OFFICER	2020 LTI VALUE	2021 LTI VALUE	CHANGE ($)
Amir Aghdaei	$4,500,000	$4,700,000	$200,000
Howard Yu	$1,000,000	$1,000,000	$0
Patrik Eriksson	$850,000	$850,000	$0
Mark Nance	$600,000	$700,000	$100,000
Jean-Claude Kyrillos	$675,000	$850,000	$175,000

•On February 25, 2021, our Compensation Committee granted equity awards to the NEOs consisting of 50% stock options and 50% time-based RSUs, vesting ratably over a three-year period.

In addition, the Compensation Committee discussed the implementation of performance-based RSUs comprising at minimum 50% of the executives’ long-term incentive compensation. Given the difficulty of setting three-year performance targets in the midst of the uncertainty surrounding the COVID-19 pandemic, and in conjunction with the foregoing, the limited operating history of the Company as a stand-alone public company, our Compensation Committee determined to wait until 2022 to put in place RSUs with performance-based vesting conditions.

Compensation Peer Group Analysis

Our Compensation Committee reviews the peer group on a periodic basis to determine whether any changes are appropriate based on its view of the competitive environment in which we operate. In May 2020, FW Cook reviewed and recommended changes to the Company’s peer group for purposes of evaluating our compensation decisions for our executive officers and non-employee directors. FW Cook used the following guidelines in recommending a peer group to the Compensation Committee: (1) the extent to which such companies compete with us in one or more lines of business and for executive talent, and (2) comparability of revenues, market capitalization, net income, total assets and number of employees. Based on the recommendations of FW Cook, our Compensation Committee adopted a compensation peer group consisting of the following companies:

Align Technology, Inc.	Hill-Rom Holdings, Inc.	Patterson Companies, Inc.
Cantel Medical Corp.	Hologic, Inc.	PerkinElmer, Inc.
CONMED Corporation	ICU Medical, Inc.	STERIS plc
The Cooper Companies, Inc.	Integer Holdings Corporation	Teleflex Incorporated
DENTSPLY SIRONA Inc.	Integra LifeSciences Holdings Corp.	Varian Medical Systems, Inc.
Henry Schein, Inc.	NuVasive, Inc.

The changes made to the peer group in 2020 include: exclusion of Edwards Lifesciences Corporation, Mettler-Toledo International Inc., ResMed Inc. and Zimmer Biomet Holdings, Inc. and the inclusion of Cantel Medical Corp., CONMED Corporation and NuVasive, Inc.

Our Compensation Committee generally targets the market median of our peer companies in determining the compensation of our executive officers. While our Compensation Committee considers the data from the peer group helpful in assessing our competitive position, our Compensation Committee refers to other resources, including published compensation data from other surveys and from public compensation data for competitors to one or more of our operating companies. In addition to compensation data, the Compensation Committee considers pay for performance and long-term value creation objectives in determining the compensation for our executive officers that best aligns management’s interests with those of our stockholders.

2020 Say on Pay Vote Results

As part of our Compensation Committee’s efforts to ensure that the interests of our Named Executive Officers are aligned with those of our stockholders, our Compensation Committee considers the results of the Company’s prior stockholder advisory votes on executive compensation. Our 2020 Say on Pay vote yielded an approval by 99.1% of the votes cast. Based on this high level of support, we did not make any additional changes to the overall structure of our compensation program in 2020 as a result of any specific feedback from stockholders, other than the temporary reductions to base salaries and the EWT second half of 2020 incentive plan discussed above, each of which was adopted in response to COVID-19.

Stock Ownership Policies

To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each of our executive officers to obtain a substantial equity stake in our common stock within five years of their appointment to an executive position. The multiples of base salary required by the guidelines are as follows:

EXECUTIVE LEVEL	STOCK OWNERSHIP GUIDELINES (AS A MULTIPLE OF SALARY)
Chief Executive Officer	5x base salary
Senior Vice President	2x base salary

Once an executive has acquired a number of shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the executive’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level. Under the policy, beneficial ownership includes shares in which the executive or his or her spouse or child has a direct or indirect interest, notional shares of our common stock in the DCP, EDIP or ECP, shares held in a 401(k) plan, and unvested RSUs, but does not include shares subject to unexercised stock options. Each of our NEOs was in compliance with the stock ownership requirements as of December 31, 2020, having acquired the required number of shares or having more time to do so.

Pledging Policy. Our Board has adopted a policy that prohibits any of our executive officers, including our NEOs, and our directors from pledging as security under any obligation any shares of our common stock that he or she directly or indirectly owns and controls.

Hedging Policy. We maintain a policy that prohibits any of our employees and directors from engaging in any transactions involving a derivative of our securities, including hedging transactions.

Recoupment Policy

To further discourage inappropriate or excessive risk-taking, our Compensation Committee has adopted a recoupment (or clawback) policy applicable to our executive officers who are subject to the reporting requirements of Section 16 under the Exchange Act (the “covered persons”), including our NEOs. Under the policy, in the event of a material restatement of our consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), the Board may, to the extent permitted by law and to the extent it determines that it is in our best interests to do so, in addition to all other remedies available to us, require reimbursement or payment to us of the portion of any annual incentive compensation payment awarded to any covered person within the three-year period prior to the date such material restatement is first publicly disclosed that would not have been awarded had the consolidated financial statements that are the subject of such restatement been correctly stated (except that the Board has the right to require reimbursement of the entire amount of any such annual incentive compensation payment from any covered person whose fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement). In addition, the stock plans in which our executive officers participate contain provisions for recovering awards upon certain circumstances. Under the terms of our 2019 Omnibus Incentive Plan (the “2019 Plan”), if an employee is terminated for gross misconduct, the administrator may cause the participant’s unexercised or unvested equity awards to be partially or completely forfeited. In addition, under the terms of our EDIP and ECP, if termination of an employee’s participation in the plan resulted from the employee’s gross misconduct, the administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by us.

Tax Deductibility of Executive Compensation

Our Compensation Committee will periodically review the tax impact of executive compensation on the Company as well as on our executive officers in addition to taking into account other considerations such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive and effective executive compensation program, we expect that some of the compensation provided to our executive officers will not be deductible under Section 162(m).

Risk Considerations and Review of Executive Compensation Practices

Risk-taking is an essential part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable stockholder value. Our management coordinates the risk assessment and oversight of the Company’s incentive compensation plans with a cross functional team and presents its conclusions to the Compensation Committee. Upon review and discussion, the Compensation Committee agreed that the Company’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking.

In reaching this conclusion, our Compensation Committee considered in particular the following attributes and risk-mitigation features of our executive compensation program:

ATTRIBUTE	RISK-MITIGATING EFFECT
Incentive compensation programs feature multiple, complementary performance measures aligned with business strategy	Mitigates incentive to over-perform with respect to any particular metric at the expense of other metrics and/or to play accounting games. The presence of strategic metrics in the annual incentive plan ensures that the Compensation Committee retains discretion and the focus is not exclusively financial.
Long-term incentives balance options and full-value awards, and incorporate competitve vesting periods	Upside from options is balanced by the presence of downside risk inherent in full value awards such as RSUs. Competitive vesting periods ensure that executives will not benefit excessively from short-run spikes in the stock price.
Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing	Ensures executives remain exposed to risks faced by the Company’s owners under all circumstances. Helps support a culture of “no excuses.”
Stock ownership requirements for all executive officers	Ensures executives build up their exposure to risks faced by the Company’s owners over time. The Compensation Committee reviews requirements and compliance on an annual basis and may incorporate these in setting compensation opportunity and granting stock awards.
No hedging of Envista securities permitted	Prevents executives from reducing risks by entering into financial contracts which offset their risk and/or exposure to the Company.
Independent compensation consultant that performs no other services for the Company	Ensures the Compensation Committee and the Board receive broad market information about market practices and trends. Helps ensure advice will not be influenced by conflicts of interest.
Executive Officer payouts are approved by the Compensation Committee	Incentive calculations are reviewed and approved by the Compensation Committee. The Compensation Committee also reviews and approves objectives and performance and ensures that they are set at challenging yet achievable levels.

Our Compensation Committee will periodically review the compensation programs and design and may make certain changes to align them with our compensation philosophy and view of our business needs and strategic priorities, taking into account risk and risk mitigation considerations.

CEO Pay Ratio

We are providing this pay ratio disclosure in accordance with Item 402(u) of Regulation S-K promulgated under the Exchange Act. The pay ratio disclosed below is a reasonable estimate derived from our internal records using the methodology described below. This information may not be comparable to the ratio that any other company reports because other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

In connection with determining our “median employee” for purposes of calculating our pay ratio for the fiscal year ended December 31, 2020, we considered only those employees that we employed as of November 1, 2020. In addition, in reliance on the “de minimis” exemption that the rule provides, we identified the median employee from an employee population that excluded the non-U.S. employees from each of the jurisdictions listed below. In compliance with the “de minimis” exemption, the 539 non-U.S. employees in the excluded countries constituted less than 5% of our 12,169 aggregate employees (comprised of 3,063 U.S. and 9,106 non-U.S. employees) as of November 1, 2020 (the “Determination Date”).

COUNTRY	EMPLOYEES IN THE APPLICABLE COUNTRY AS OF NOVEMBER 1, 2020	COUNTRY	EMPLOYEES IN THE APPLICABLE COUNTRY AS OF NOVEMBER 1, 2020
Australia	74	Turkey	7
United Kingdom	60	Norway	6
Poland	49	Romania	6
Taiwan	40	Malaysia	5
Costa Rica	40	Vietnam	4
Thailand	36	New Zealand	4
Hong Kong	31	Estonia	3
Singapore	27	Korea, Republic of	3
United Arab Emirates	20	Colombia	3
Portugal	19	Ireland	3
Austria	18	Ukraine	2
Denmark	16	Argentina	2
Chile	15	Slovenia	1
Hungary	13	Egypt	1
South Africa	12	Bulgaria	1
Lithuania	8	Saudi Arabia	1
Indonesia	8	Croatia	1

We identified the median employee by examining the total cash compensation, including base salary, overtime, bonus and commission (excluding benefits), for each of the employees in such employee population (excluding the employees we describe above) who was employed as of the Determination Date. For non-U.S. employees that we paid in currency other than U.S. dollars, we applied the applicable currency exchange rate as of November 1, 2020.

Mr. Aghdaei’s annual total compensation for 2020 was $7,370,894 as reflected in the Summary Compensation Table on page 49. The 2020 annual total compensation for the median-compensated employee, calculated in the same manner, was estimated to be $46,432. Therefore, our CEO to median employee pay ratio for 2020 is approximately 159 to 1.

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, as required by Item 402(b) of Regulation S-K, and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for incorporation by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Compensation Committee of the Board of Directors
Wendy Carruthers (Chair)
Gayle Sheppard
Christine Tsingos

Executive Compensation Tables

Summary Compensation Table

The Summary Compensation Table and notes show all compensation paid to or earned by each of our NEOs for 2020, 2019 and 2018, under Danaher’s compensation programs and plans prior to the Separation and under our compensation programs and plans on and after the Separation.

NAME AND PRINCIPAL POSITION (1)	YEAR	SALARY ($)(2)	BONUS ($)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)(3)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(4)	ALL OTHER COMPENSATION ($)(5)		TOTAL ($)

Amir Aghdaei, President & CEO	2020	$1,007,981	$—	$2,250,115	$2,250,042	$1,375,000	$487,756	(6)	$7,370,894
	2019	$784,518	$—	$2,262,245	$3,278,368	$503,140	$754,241		$7,582,512
	2018	$608,615	$—	$3,246,926	$2,160,419	$403,004	$180,193		$6,599,157
Howard Yu, Senior Vice President and CFO	2020	$495,048	$—	$500,055	$500,017	$374,063	$64,469	(7)	$1,933,652
	2019	$407,129	$85,000	$657,832	$690,462	$146,378	$16,800		$2,003,601
	2018	$330,552	$—	$217,302	$154,829	$159,558	$1,059,498		$1,921,739
Patrik Eriksson, SVP and President of Nobel Biocare	2020	$519,327	$—	$425,060	$425,069	$351,313	$76,146	(8)	$1,796,915
	2019	$486,677	$—	$684,468	$714,090	$384,993	$61,117		$2,331,345
	2018	$444,206	$—	$448,810	$307,690	$171,423	$80,872		$1,453,001
Mark Nance, SVP and General Counsel	2020	$495,721	$—	$300,113	$300,010	$315,000	$17,881	(8)	$1,428,725
Jean-Claude Kyrillos, SVP and President of Kavo	2020	$380,913	$—	$337,610	$337,557	$345,732	$1,462	(8)	$1,403,274

(1)All amounts presented in the Summary Compensation Table, and in the supporting tables that follow, are expressed in U.S. dollars. Certain amounts payable to Mr. Yu in 2018 were denominated in Swiss francs. The exchange rate used for the purpose of the Summary Compensation Table, and in supporting tables that follow was (i) 1.0163, the Swiss franc to U.S. dollar Conversion Rate as of December 31, 2018.
(2)Includes the following amounts deferred into the Executive Deferred Incentive Program and Deferred Compensation Plan. See “Employee Benefit Plans—Supplemental Retirement Program” for a description of our deferred compensation arrangements and the transfer from the Danaher plans to their Envista equivalents:

		AMOUNT OF SALARY DEFERRED INTO PLAN			AMOUNT OF NON-EQUITY INCENTIVE COMPENSATION DEFERRED INTO PLAN
NAME	PLAN	2020	2019	2018	2020	2019	2018

Amir Aghdaei	EDIP	$—	$—	$243,446	$—	$342,553	$348,968
	DCP	$100,798	$309,602	$—	$427,669	$—	$—
Howard Yu	EDIP	$—	$—	$—	$—	$—	$—
	DCP	$49,505	$—	$—	$—	$—	$—
Patrik Eriksson	EDIP	$—	$—	$—	$—	$128,567	$—
	DCP	$—	$—	$—	$178,494	$—	$—
Mark Nance	EDIP	$—	$—	$—	$—	$—	$—
	DCP	$49,572	$20,192	$—	$18,493	$—	$—
Jean-Claude Kyrillos	EDIP	$—	$—	$—	$—	$—	$—
	DCP	$35,716	$—	$—	$—	$—	$—

(3)These amounts represent the aggregate grant date fair value of all equity awards made in the applicable year by Danaher prior to the Separation and by us on or after the Separation, computed in accordance with ASC Topic 718. As such, they do not correspond to the actual economic value that may be received by our Named Executive Officers from these awards. The “Stock Awards” column equals the aggregate grant date fair value of all RSUs granted during the relevant year, calculated as the number of RSUs multiplied by the closing price of the common stock on the date of grant. With respect to stock option grants shown in the “Options Awards” column, the grant date fair value has been calculated using the Black-Scholes option pricing model. The “Option Awards” value for 2019 equals the aggregate grant date fair value of all Stock Options granted during 2019 as well as the aggregate incremental change resulting from the remeasurement of converted Danaher options as of December 18, 2019. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 16 to the Consolidated and Combined Financial Statements for the fiscal year 2020.
(4)For 2020, includes payouts under the ICP and EWT and reflects incentive compensation for the NEOs’ first full year as public company executive officers. Amounts in prior years reflect incentive compensation under Danaher’s incentive compensation plans prior to the Separation.
(5)The following table sets out the 401(k), EDIP, and ECP contributions made to our NEOs’ accounts for 2020, which are included in “All Other Compensation.” EDIP and ECP contributions are in Company stock and are converted to notional phantom shares by dividing the relevant closing price of the Company’s stock:

NAME	COMPANY 401(K) CONTRIBUTIONS ($)	COMPANY EDIP CONTRIBUTIONS ($)	COMPANY ECP CONTRIBUTIONS ($)

Amir Aghdaei	$20,046	$198,000	$—
Howard Yu	$20,046	$—	$11,600
Patrik Eriksson	$20,046	$56,100	$—
Mark Nance	$17,881	$—	$—
Jean-Claude Kyrillos	$1,462	$—	$—
(6)Includes $269,710 relating to tax equalization, reflecting $476,693 in German income tax payments made on Mr. Aghdaei’s behalf less $170,000 in estimated tax repayments owed to the Company resulting from foreign tax credits and less $36,983 in hypothetical taxes withheld in anticipation of future tax obligations related to Mr. Aghdaei’s prior assignment in Germany. The amount of the offset is an estimate based on currently available information and is subject to change based on the final U.S. tax return filed by the executive. Also includes 401(k) and EDIP contributions as detailed in Footnote 5.
(7)Includes $23,319 taxable imputed amount for tax preparation fees, $10,004 in Swiss income taxes paid by Envista on Mr. Yu’s behalf, offset by the tax refund resulting from associated foreign tax credits which is repaid to the Company related to Mr. Yu’s prior assignment in Switzerland, and a $500 taxable gift. Also includes 401(k) and ECP contributions as detailed in Footnote 5.
(8)Consists of 401(k) and EDIP/ECP contributions as detailed in Footnote 5.

Grants of Plan-Based Awards for Fiscal 2020

The following table sets forth certain information regarding grants of plan-based awards to our NEOs in 2020 under our compensation programs and plans.

NAME	TYPE OF AWARD	GRANT DATE	COMMITTEE APPROVAL DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (2)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SHARE)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
				THRESHOLD ($) (3)	TARGET ($) (3)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Amir Aghdaei	Annual cash incentive compensation			$515,625	$1,375,000	—	—	—	—	—	—	—
	EWT Plan			$343,750	$687,500	—	—	—	—	—	—	—
	Stock options	2/25/2020	2/25/2020	—	—	—	—	—	—	313,420	$26.50	$2,250,042
	Restricted stock units	2/25/2020	2/25/2020	—	—	—	—	84,910	—	—	—	$2,250,115
Howard Yu	Annual cash incentive compensation			$147,656	$393,750	—	—	—	—	—	—	—
	EWT Plan			$98,438	$196,875	—	—	—	—	—	—	—
	Stock options	2/25/2020	2/25/2020	—	—	—	—	—	—	69,650	$26.50	$500,017
	Restricted stock units	2/25/2020	2/25/2020	—	—	—	—	18,870	—	—	—	$500,055
Patrik Eriksson	Annual cash incentive compensation			$144,375	$385,000	—	—	—	—	—	—	—
	EWT Plan			$96,250	$192,500	—	—	—	—	—	—	—
	Stock options	2/25/2020	2/25/2020	—	—	—	—	—	—	59,210	$26.50	$425,069
	Restricted stock units	2/25/2020	2/25/2020	—	—	—	—	16,040	—	—	—	$425,060
Mark Nance	Annual cash incentive compensation			$118,125	$315,000	—	—	—	—	—	—	—
	EWT Plan			$78,750	$157,500	—	—	—	—	—	—	—
	Stock options	2/25/2020	2/25/2020	—	—	—	—	—	—	41,790	$26.50	$300,010
	Restricted stock units	2/25/2020	2/25/2020	—	—	—	—	11,325	—	—	—	$300,113
Jean-Claude Kyrillos	Annual cash incentive compensation			$110,340	$294,240	—	—	—	—	—	—	—
	EWT Plan			$73,560	$147,120	—	—	—	—	—	—	—
	Stock options	2/25/2020	2/25/2020	—	—	—	—	—	—	47,020	$26.50	$337,557
	Restricted stock units	2/25/2020	2/25/2020	—	—	—	—	12,740	—	—	—	$337,610

(1)These columns relate to 2020 cash award opportunities under the Company’s annual incentive program and the one-time EWT bonus program.
(2)These columns relate to awards granted under, or converted into awards under, the 2019 Plan.
(3)No amount will be paid out with respect to any annual bonus opportunity if performance is below threshold.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards for each of our NEOs as of December 31, 2020.

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (1)
AMIR AGHDAEI	2/25/2020	—	313,420	(2)	$26.50	2/25/2030	—		—
	9/17/2019	—	281,820	(3)	$22.00	9/17/2029	—		—
	2/24/2019	—	107,260	(4)	$21.76	2/24/2029	—		—
	7/15/2018	—	238,936	(4)	$19.02	7/15/2028	—		—
	2/24/2018	—	112,790	(4)	$19.04	2/24/2028	—		—
	2/24/2018	—	161,151	(4)	$19.04	2/24/2028	—		—
	2/24/2017	51,924	103,854	(4)	$16.51	2/24/2027	—		—
	11/15/2016	133,934	66,970	(4)	$15.27	11/15/2026	—		—
	2/24/2016	50,818	50,818	(4)	$12.65	2/24/2026	—		—
	2/24/2015	36,701	—	(4)	$12.62	2/24/2025	—		—
	2/25/2020	—	—		—	—	84,910	(5)	$2,864,014
	9/17/2019	—	—		—	—	70,455	(6)	$2,376,447
	2/24/2019	—	—		—	—	33,259	(7)	$1,121,826
	7/15/2018	—	—		—	—	78,855	(7)	$2,659,779
	2/24/2018	—	—		—	—	18,625	(7)	$628,211
	2/24/2018	—	—		—	—	53,187	(7)	$1,793,998
	2/24/2018	—	—		—	—	37,250	(8)	$1,256,443
	2/24/2017	—	—		—	—	43,614	(8)	$1,471,100
	2/24/2017	—	—		—	—	14,539	(7)	$490,400
	11/15/2016	—	—		—	—	22,104	(7)	$745,568
	2/24/2016	—	—		—	—	16,778	(7)	$565,922

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (1)
HOWARD YU	2/25/2020	—	69,650	(2)	$26.50	2/25/2030
	9/17/2019	—	45,460	(3)	$22.00	9/17/2029	—		—
	2/24/2019	7,668	30,676	(2)	$21.76	2/24/2029	—		—
	2/24/2019	4,601	18,405	(2)	$21.76	2/24/2029	—		—
	11/15/2018	7,908	11,864	(2)	$19.49	11/15/2028	—		—
	2/24/2018	5,968	8,952	(2)	$19.04	2/24/2028	—		—
	2/24/2017	10,015	6,679	(2)	$16.51	2/24/2027	—		—
	2/24/2016	3,667	3,678	(2)	$12.65	2/24/2026	—		—
	11/15/2015	6,510	—	(2)	$13.57	11/15/2025	—		—
	2/24/2015	3,563	—	(2)	$12.62	2/24/2025	—		—
	2/25/2020	—	—		—	—	18,870	(5)	$636,485
	9/17/2019	—	—		—	—	11,365	(6)	$383,341
	2/24/2019	—	—		—	—	9,516	(5)	$320,975
	2/24/2019	—	—		—	—	5,718	(5)	$192,868
	11/15/2018	—	—		—	—	3,912	(5)	$131,952
	2/24/2018	—	—		—	—	2,958	(5)	$99,773
	2/24/2017	—	—		—	—	1,878	(5)	$63,345
	2/24/2016	—	—		—	—	1,200	(5)	$40,476
PATRIK J. ERIKSSON	2/25/2020	—	59,210	(2)	$26.50	2/25/2030	—		—
	9/17/2019	—	31,820	(3)	$22.00	9/17/2029	—		—
	2/24/2019	7,668	30,676	(2)	$21.76	2/24/2029	—		—
	2/24/2019	7,668	30,676	(2)	$21.76	2/24/2029	—		—
	2/24/2018	16,130	24,197	(2)	$19.04	2/24/2028	—		—
	2/24/2018	12,896	19,344	(2)	$19.04	2/24/2028	—		—
	2/24/2017	6,677	13,356	(2)	$16.51	2/24/2027	—		—
	2/24/2016	7,324	7,330	(2)	$12.65	2/24/2026	—		—
	2/24/2015	4,914	—	(2)	$12.62	2/24/2025	—		—
	2/25/2020	—	—		—	—	16,040	(5)	$541,029
	9/17/2019	—	—		—	—	7,955	(6)	$268,322
	2/24/2019	—	—		—	—	9,516	(5)	$320,975
	2/24/2019	—	—		—	—	9,516	(5)	$320,975
	2/24/2018	—	—		—	—	7,982	(5)	$269,233
	2/24/2018	—	—		—	—	6,386	(5)	$215,400
	2/24/2017	—	—		—	—	3,746	(5)	$126,353
	2/24/2016	—	—		—	—	2,415	(5)	$81,458
MARK NANCE	2/25/2020	—	41,790	(2)	$26.50	2/25/2030	—		—
	7/15/2019	5,905	23,622	(2)	$27.05	7/15/2029	—		—
	2/25/2020	—	—		—	—	11,325	(5)	$381,992
	7/15/2019	—	—		—	—	7,324	(5)	$247,039
JEAN-CLAUDE KYRILLOS	2/25/2020	—	47,020	(2)	$26.50	2/25/2030	—		—
	2/25/2020	—	—		—	—	12,740	(5)	$429,720

(1)Market value is calculated based on the closing price of our common stock on December 31, 2020, the last trading day of the year, as reported on the NYSE ($33.73 per share), times the number of unvested shares.
(2)20% of the options granted become exercisable on each of the first five anniversaries of the grant date.
(3)50% of the options granted become exercisable on each of the fourth and fifth anniversaries of the grant date.
(4)One-third of the options granted become exercisable on each of the third, fourth and fifth anniversaries of the grant date.
(5)20% of the RSUs granted vests on each of the first five anniversaries of the grant date.
(6)50% of the RSUs granted vests on each of the fourth and fifth anniversaries of the grant date.
(7)One-third of the RSUs granted vests on each of the third, fourth and fifth anniversaries of the grant date.
(8)These RSUs resulted from the conversion of PSUs upon the Separation. Under the terms of the award, these RSUs are not subject to the risk of forfeiture but are subject to an additional two-year holding period. Shares are delivered following the fifth anniversary of the commencement of the performance period.

Option Exercises and Stock Vested During Fiscal 2020

The following table summarizes stock option exercises and the vesting of RSU awards with respect to our NEOs in 2020.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Amir Aghdaei	—	—	75,617	$2,024,623
Howard Yu	—	—	10,486	$292,145
Patrik Eriksson	—	—	15,455	$421,922
Mark Nance	—	—	1,832	$40,029
Jean-Claude Kyrillos	—	—	—	$—

(1)Calculated by multiplying the number of corresponding shares acquired by the difference between the exercise price and the market price of the underlying common stock at the time of exercise.
(2)Calculated by multiplying the number of corresponding shares acquired by the closing price of the common stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

2020 Nonqualified Deferred Compensation

The table below sets forth for each NEO information regarding participation in the EDIP and DCP. There were no withdrawals by or distributions to any of the NEOs from either the EDIP or the DCP in 2020.

NAME	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)(1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(2)	AGGREGATE EARNINGS IN LAST FY ($)(3)	AGGREGATE BALANCE AT LAST FYE ($)(4)

Amir Aghdaei	EDIP	$—	$198,000	$988,755	$6,645,014
	DCP	$528,467	$—	$623,691	$1,057,196
Howard Yu	EDIP	$—	$—	$—	$—
	DCP	$49,505	$11,600	$9,824	$70,929
Patrik Eriksson	EDIP	$—	$56,100	$325,310	$2,389,406
	DCP	$178,494	$—	$—	$239,487
Mark Nance	EDIP	$—	$—	$—	$—
	DCP	$68,065	$—	$25,198	$95,920
Jean-Claude Kyrillos	EDIP	$—	$—	$—	$—
	DCP	$35,716	$—	$50	$35,767

(1)Contributions to EDIP relate to deferrals from the 2019 annual incentive compensation in February 2020 and contributions to the DCP relate to deferrals from the executive’s 2020 salary.
(2)The amounts set forth in this column are included as 2020 compensation under the “All Other Compensation” column in the Summary Compensation Table.
(3)Earnings represent returns on investments on fund alternatives which parallel those available to all employees under the 401(k) plan. Accordingly, these amounts are not considered above-market or preferential earnings for purposes of, and are not included in, the Summary Compensation Table.
(4)These balances constitute the accumulation of employee deferrals, Company contributions and investment returns during the participation of these executives in these plans, which included service with both Danaher and Envista. Company contributions are included in the “All Other Compensation” column in the Summary Compensation Table in the year in which they were made. The following employee contributions under DCP are reported in the Summary Compensation Table: Mr. Aghdaei, $100,798; Mr. Yu, $49,505; Mr. Nance, $49,572; and Mr. Kyrillos, $35,716.

Potential Payments Upon Termination or Change-of-Control as of 2020 Fiscal Year-End

The following table describes the payments and benefits that each NEO would have been entitled to receive upon termination of employment by our Company as of December 31, 2020. The amounts set forth below assume that the triggering event occurred on December 31, 2020. See “Employee Benefit Plans” for a description of the Envista Holdings Corporation Severance and Change in Control Plan providing for certain severance payments upon specified terminations without cause, resignations with good reason and upon and in connection with a change in control, each as defined under such plan. Where benefits are based on the market value of our common stock, we have used the closing price of our Common Stock as reported on the NYSE on December 31, 2020, the last trading day of the year ($33.73 per share). In addition to the amounts set forth below, upon any termination of employment, each executive would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as life insurance proceeds (for any termination caused by death), unused vacation and 401(k) plan distributions, (2) receive accrued, vested balances under the EDIP or ECP (except that under the EDIP and ECP, if an employee’s employment terminates as a result of gross misconduct, the EDIP or ECP administrator may determine that the employee’s vesting percentage with respect to all employer contributions is zero), and (3) exercise vested stock options (except that under the terms of the 2019 Plan, all outstanding equity awards are terminated upon, and no employee can exercise any outstanding equity award after, termination for gross misconduct). The values reflected in the table below relating to the acceleration of stock options and RSUs reflect the intrinsic value (that is, the value based on the price of our Common Stock, and in the case of stock options minus the exercise price) of the options and RSUs that would have vested had the specified event occurred as of December 31, 2020.

		TERMINATION EVENT
NAMED EXECUTIVE OFFICER	BENEFIT	TERMINATION WITHOUT CAUSE OR WITH GOOD REASON (NO CHANGE IN CONTROL) (1)	TERMINATION WITHOUT CAUSE OR WITH GOOD REASON (FOLLOWING A CHANGE IN CONTROL)	RETIREMENT (1)	DEATH (2)

Amir Aghdaei	Acceleration of unvested stock options	$11,601,630	$18,490,495	$11,601,630	$18,490,495
	Acceleration of unvested RSUs	$8,886,101	$15,973,718	$8,886,101	$9,953,521
	Acceleration of unvested EDIP balance	$—	$—	$—	$—
	Benefits continuation(3)	$34,544	$43,180	$—	$—
	Severance Pay Plan(3)	$4,950,000	$6,187,500	$—	$—
	Total:	$25,472,275	$40,694,893	$20,487,731	$28,444,016
Howard Yu	Acceleration of unvested stock options	$—	$2,117,308	$—	$2,117,308
	Acceleration of unvested RSUs	$—	$1,869,215	$—	$1,072,176
	Acceleration of unvested DCP Balance	$—	$—	$—	$13,256
	Benefits continuation(3)	$18,115	$27,172	$—	$—
	Severance Pay Plan(3)	$918,750	$1,378,125	$—	$—
	Total:	$936,865	$5,391,820	$—	$3,202,740
Patrik Eriksson	Acceleration of unvested stock options	$—	$2,559,844	$—	$2,559,844
	Acceleration of unvested RSUs	$—	$2,143,744	$—	$1,354,732
	Acceleration of unvested EDIP balance	$—	$—	$—	$435,823
	Benefits continuation(3)	$16,655	$24,983	$—	$—
	Severance Pay Plan(3)	$935,000	$1,402,500	$—	$—
	Total:	$951,655	$6,131,071	$—	$4,350,399
Mark Nance	Acceleration of unvested stock options	$—	$459,937	$—	$459,937
	Acceleration of unvested RSUs	$—	$629,031	$—	$333,084
	Acceleration of unvested DCP Balance	$—	$—	$—	$—
	Benefits continuation(3)	$5,952	$8,929	$—	$—
	Severance Pay Plan(3)	$840,000	$1,260,000	$—	$—
	Total:	$845,952	$2,357,897	$—	$793,021
Jean-Claude Kyrillos	Acceleration of unvested stock options	$—	$339,955	$—	$339,955
	Acceleration of unvested RSUs	$—	$429,720	$—	$196,275
	Acceleration of unvested DCP Balance	$—	$—	$—	$—
	Benefits continuation(3)	$18,115	$27,172	$—	$—
	Severance Pay Plan(3)	$807,500	$1,211,250	$—	$—
	Total:	$825,615	$2,008,097	$—	$536,230

(1) If Mr. Aghdaei had terminated without cause or with Good Reason or retired as of December 31, 2020, he would have qualified for “early retirement” treatment under the terms of the 2019 Plan, which provides for continued vesting of a pro rata portion of unvested stock options and RSUs upon early retirement.
(2) The terms of the 2019 Plan provide for accelerated vesting of all unvested stock options and a pro rata portion of unvested RSUs upon death. Under the terms of the EDIP and the DCP, upon a participant’s death, the unvested portion of the Company contributions that have been credited to the participant’s EDIP or DCP account would immediately vest.
(3) Please see “Employment Agreements” and “Employee Benefit Plans” for a description of the cash payments each officer would be entitled to if we terminate the officer’s employment without cause, the officer resigns with good reason, qualifying terminations within 24 months of a Change in Control, as well as a description of the post-employment restrictive covenant obligations of each officer. The amounts set forth in the table assume that the officer would have executed our standard release in connection with any termination without cause.

Employment Agreements

Proprietary Interest Agreements

We have entered into an agreement with each of our NEOs under which they are subject to certain covenants designed to protect our proprietary interests (the “Proprietary Interest Agreements”).

During and for specified periods after the officer’s employment with us, subject to certain customary exceptions, our NEOs are generally prohibited from disclosing or improperly using any of our confidential information; making any disparaging comments about us; or using trade secrets to (i) hire or solicit any of our current or recent employees, or otherwise assist or encourage any of our employees to leave employment with us, or (ii) interfere or attempt to interfere with our relationships with any of our customers or vendors. In addition, subject to certain customary exceptions, the Proprietary Interest Agreements with our NEOs provide that the officers will not compete with us, develop competing products or services or sell to or solicit purchases from our customers and prospective customers with respect to products and services about which the officer has particular knowledge or expertise for a period of twelve months following termination of employment, and will not hire or solicit any of our employees or independent contractors for a period of twenty-four months following termination of employment.

Our NEOs also agreed that, with limited exceptions, all intellectual property that the officer develops in connection with his employment with us belongs to us, and assigns us all rights the officer may have in any such intellectual property.

Letter Agreements

Letter Agreement with Mr. Aghdaei
DH Dental Employment Services LLC (“DH Dental”), a subsidiary of Danaher that became part of Envista in connection with the completion of the IPO, entered into a letter agreement with Mr. Aghdaei on July 29, 2019, which became effective as of the completion of the IPO. Pursuant to the letter agreement, Mr. Aghdaei’s employment as our Chief Executive Officer is on an at-will basis and he is entitled to:

•an annual base salary of $1,100,000 (subject to periodic review);
•an annual incentive target bonus of 125% of his annual base salary (subject to periodic review);
•a recommendation to our Compensation Committee to grant a one-time special equity award with a target grant date fair value of $3,100,000 as of the IPO (such award was granted on September 17, 2019 and was split evenly between stock options and RSUs with 50% of each of the stock options and RSUs granted vesting on each of the fourth and fifth anniversary of the grant date);
•a recommendation to our Compensation Committee to grant an annual equity award with a target grant date fair value of $4,500,000 beginning in 2020, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant (the 2020 award was granted on February 25, 2020); and
•participation in our deferred compensation program and in the employee benefit plans that are maintained for our regular employees generally.

Letter Agreement with Mr. Yu
DH Dental entered into a letter agreement with Mr. Yu on July 29, 2019, which became effective as of the completion of the IPO. Pursuant to the letter agreement, Mr. Yu’s employment as our Senior Vice President, Chief Financial Officer will be on an at-will basis and he will be entitled to:

•an annual base salary of $500,000 (subject to periodic review, which was increased to $525,000 effective January 1, 2020);
•an annual incentive target bonus of 70% of his annual base salary (subject to periodic review, which was increased to 75% effective January 1, 2020);
•a recommendation to our Compensation Committee to grant a one-time special equity award with a target grant date fair value of $500,000 as of the IPO, (such award was granted on September 17, 2019 and was split evenly between stock options and RSUs with 50% of each of the stock options and RSUs granted vesting on each of the fourth and fifth anniversary of the grant date);
•a recommendation to our Compensation Committee to grant an annual equity award with a target grant date fair value of $800,000 beginning in 2020, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant (the 2020 award was granted on February 25, 2020); and
•participation in our deferred compensation program and in the employee benefit plans that are maintained for our regular employees generally.

Letter Agreement with Mr. Eriksson
DH Dental entered into a letter agreement with Mr. Eriksson on July 29, 2019, which became effective as of the completion of the IPO. Pursuant to the letter agreement, Mr. Eriksson’s employment as our Senior Vice President and President of Kavo Kerr is on an at-will basis and he is entitled to:

•an annual base salary of $550,000 (subject to periodic review);
•an annual incentive target bonus of 70% of his annual base salary (subject to periodic review);
•a recommendation to our Compensation Committee to grant a one-time special equity award with a target grant date fair value of $350,000 as of the IPO, (such award was granted on September 17, 2019 and was split evenly between stock options and RSUs with 50% of each of the stock options and RSUs granted vesting on each of the fourth and fifth anniversary of the grant date);
•a recommendation to our Compensation Committee to grant an annual equity award with a target grant date fair value of $850,000 beginning in 2020, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant (the 2020 award was granted on February 25, 2020); and
•participation in our deferred compensation program and in the employee benefit plans that are maintained for our regular employees generally.

Letter Agreement with Mr. Nance
DH Dental entered into a letter agreement with Mr. Nance on June 12, 2019. Pursuant to the letter agreement, Mr. Nance’s employment as our General Counsel is on an at-will basis and he is entitled to:

•an annual base salary of $525,000 (subject to periodic review);
•an annual incentive target bonus of 60% of his annual base salary (subject to periodic review);
•a recommendation to Danaher’s Compensation Committee to grant a one-time special equity award with a target grant date fair value of $500,000 (such award was granted on July 15, 2019 and was split evenly between stock options and RSUs with 20% of each of the stock options and RSUs granted vesting ratably over the first five anniversaries of the date of grant and was converted to an Envista equity award with the same terms upon the Separation);
•a recommendation to the Compensation Committee to grant an annual equity award with a target grant date fair value of $600,000, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant (the 2020 award was granted on February 25, 2020);
•a signing bonus of $925,000; and
•participation in our deferred compensation program and in the employee benefit plans that are maintained for our regular employees generally.

Letter Agreement with Mr. Kyrillos
DH Dental entered into a letter agreement with Mr. Kyrillos on February 17, 2020. Pursuant to the letter agreement, Mr. Kyrillos’s employment as our Senior Vice President and President of Kavo Kerr is on an at-will basis and he is entitled to:

•an annual base salary of $475,000 (subject to periodic review);
•an annual incentive target bonus of 70% of his annual base salary (subject to periodic review);
•a recommendation to our Compensation Committee to grant an annual equity award with a target grant date fair value of $675,000, which award would be split evenly between stock options and RSUs and would vest ratably over the first five anniversaries of the date of grant (the 2020 award was granted on February 25, 2020); and
•participation in our deferred compensation program and in the employee benefit plans that are maintained for our regular employees generally.

Officers’ and Directors’ Indemnification and Insurance

Our Amended and Restated Certificate of Incorporation requires us to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as our director or officer, or by reason of serving at our request as a director or officer of any other entity, subject to certain exceptions. Our Amended and Restated Bylaws provide for similar indemnification rights. In addition, each of our directors and executive officers has entered into an indemnification agreement with us that provides for substantially similar indemnification rights and under which we agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. We have obtained directors and officers liability insurance covering all of our directors and officers.

Employee Benefit Plans

Following is a description of the material terms of the equity compensation, cash incentive compensation, non-qualified deferred compensation and severance pay plans in which our NEOs are eligible to participate. Copies of these plans have been filed as exhibits to our filings with the SEC.

Each of these plans allows the plan administrator to exercise certain discretion in the administration of the plan, and as a result the plan administrator may administer the plan in a different manner from period to period, or in a different manner with respect to different plan participants, in each case to the extent permitted under the applicable plan.

Envista Holdings Corporation 2019 Omnibus Incentive Plan
On September 17, 2019, we adopted and Danaher, in its capacity as our sole stockholder prior to the completion of the IPO, approved the Envista Holdings Corporation 2019 Omnibus Incentive Plan (the “2019 Plan”). The 2019 Plan is a comprehensive incentive plan that permits us to grant both equity-based and non-equity based compensation awards to our employees, non-employee directors and consultants, as well as those of our eligible subsidiaries. The 2019 Plan became effective on September 17, 2019.

In 2020, we granted to our NEOs the annual equity awards described above under “Compensation Discussion and Analysis—Analysis of 2020 Executive Compensation—Long-Term Incentive Compensation.” The annual equity awards to our NEOs granted in 2020 will vest ratably on each anniversary of the grant date over five years, subject to continued service through each such vesting date. We also granted to our independent directors the annual equity awards described below under “Director Compensation—Director Compensation Structure.”

Severance and Change in Control Plan
On November 3, 2020, the Board adopted the Envista Holdings Corporation Severance and Change in Control Plan (the “Severance Plan”) for employees designated by the Compensation Committee to be eligible to receive benefits under the Severance Plan, including the NEOs, among others, to participate in the Severance Plan. The Severance Plan provides for the payment of severance and other benefits upon a Good Reason Resignation or an involuntary termination of employment that is for reasons other than Cause, Permanent Disability or death (as defined in the Severance Plan). Subject to customary releases and agreements upon a participant’s termination of employment, the Severance Plan provides for the following payments and benefits upon a qualifying termination:

•cash payments equal to (i) the participant’s Severance Multiple (which is 2.0 for the Chief Executive Officer and 1.0 for all other participants) multiplied by the participant’s annual Base Salary plus (ii) the Severance Multiple multiplied by the participant’s Annual Bonus Target Amount;
•a cash payment equal to the participant’s pro-rated annual bonus based on actual performance for the year;
•a lump sum payment equal to the amount the Company would have otherwise contributed toward the participant’s group health, prescription, vision and dental coverage premium equal to 12 multiplied by the participant’s Severance Multiple, subject to a maximum of 18 months; and
•the opportunity to continue enrollment and coverage in the Company’s medical, dental and vision plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the maximum COBRA coverage period available.

The Severance Plan also provides for the payment of benefits upon a Good Reason Resignation (as defined in the Severance Plan) or involuntary termination for reasons other than Cause, Permanent Disability or death that occurs within 24 months after the date of a Change in Control (as defined in the Severance Plan) as follows:

•the cash payment described above equal to the participant’s Severance Multiple increased by 0.5;
•the cash payment equal to the participant’s pro-rated annual bonus described above, determined as if the target performance goals had been achieved, subject to offset to the extent that a bonus payment is paid as a result of a Change in Control;
•full vesting of any unvested equity awards held by the participant;
•the lump sum payment for insurance premiums as described above equal to 18 months of coverage; and
•the opportunity to continue enrollment and coverage in the Company’s insurance plans under COBRA, for the maximum COBRA coverage period available.

The Severance Plan supersedes (and will not duplicate) the provisions of any severance or other plan that specifically provide the same type or types of benefits as are described in the Severance Plan, including the Envista Senior Leaders Severance Pay Plan Component of the Envista Severance Plan that was previously applicable to our NEOs.
On November 3, 2020, in connection with the adoption of the Severance Plan, the Board approved amendments to the Company’s outstanding equity awards, consisting of stock options and/or restricted stock units issued to the Company’s employees, including the NEOs. The amendments provide for accelerated vesting of the equity awards in the event of a termination of employment within 24 months following a “Substantial Corporate Change” of the Company (as defined in the 2019 Plan) if the awards are effectively assumed or continued by the surviving or acquiring company in such Substantial Corporate Change and the participant is terminated without “Gross Misconduct” (as defined in the 2019 Plan) or, if the participant participates in the Severance Plan, is terminated due to an “Involuntary Termination” or “Good Reason Resignation.” The amendments to outstanding stock option awards also provide that the participant may exercise his or her vested options until the earlier of (i) the fifth anniversary of the participant’s termination date and (ii) the expiration date of the options as set forth in the award agreement for the options.

Supplemental Retirement Program
In connection with the completion of the IPO, we adopted the Envista Holdings Executive Deferred Incentive Program (the “EDIP”), the Envista Holdings Corporation Excess Contribution Program (the “ECP”) and the Envista Holdings Corporation Deferred Compensation Plan (the “DCP”) (collectively, the “Supplemental Retirement Plans”). The Supplemental Retirement Plans became effective in accordance with their terms on December 18, 2019, which was the date of the completion of the Split-Off, and as of such time each of our NEOs who participated in the Danaher supplemental retirement programs transitioned, along with their account balances, to the respective Envista Supplemental Retirement Plans. We use the EDIP, ECP and DCP to provide supplemental retirement benefits on a pre-tax basis in excess of qualified plan limitations to select management associates of Envista and its subsidiaries. Only those associates who participated in the Danaher Executive Deferred Incentive Program immediately before the Split-Off are eligible to participate in our EDIP.

Company Contributions under the EDIP. At the beginning of each plan year, we credit to the account of each participant in the EDIP an amount equal to the product of:

•the sum of the participant’s base salary and target bonus as of the end of the prior year; and
•a percentage determined by the administrator that is based on the participant’s years of participation in the EDIP (including prior participation with Danaher), namely 6% for employees who have participated in the EDIP for less than 10 years, 8% after 10 years of EDIP participation and 10% after 15 years of EDIP participation.

All amounts that we contribute to a participant’s account are deemed invested on a notional basis in our common stock.

A participant vests in the amounts that we credit to his or her account as follows:

•If the participant has both reached age 55 and completed at least five years of service with us or our subsidiaries, the participant immediately vests 100% in each Company contribution.
•If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each year of participation in the EDIP (after the participant has first completed five years of participation in the EDIP).
•If a participant dies while employed by us, his or her vesting percentage equals 100%.

If termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the administrator may reduce the employee’s vested interest with respect to all Company contributions to as low as zero percent.

Messrs. Aghdaei and Eriksson participate in the EDIP.

Company Contributions under the ECP. Company Contributions under the ECP may be Matching Contributions, Non-Elective Contributions, or Discretionary Contributions (all as defined under the ECP).

1.Matching Contributions. We will make a Matching Contribution to a participant’s ECP account as of February 1 immediately following the end of a calendar year, equal to: (a) 100% of the voluntary deferral contributions credited to a participant’s DCP account for the calendar year while such participant is employed as an associate, but not in excess of 3% of such participant’s matching compensation for such year; plus (b) 50% of the voluntary deferral contributions credited to a participant’s DCP account for the calendar year while such participant is employed as an associate, in excess of 3% but not in excess of 5% of such participant’s matching compensation for such year.
2.Non-Elective Contributions. We will make a Non-Elective Contribution to a participant’s ECP account as of February 1 immediately following the end of a calendar year, equal to 4% of a participant’s non-elective compensation for such year.
3.Discretionary Contributions. We may elect during any year to make Discretionary Contributions to a participant’s ECP account at such time and in such amount as may be determined by us in our sole discretion.

Company Contributions are denominated in fictitious shares of our common stock. Participants do not have any rights of equity ownership in Envista as a result of receipt of Company Contributions. Company Contributions under the ECP are vested in accordance with the following schedule:

1.     One-Year Vesting Threshold. A Company Contribution does not vest until the first anniversary of the date the Company Contribution is credited to a participant’s account (generally February 1 after the year it is earned). On and after such first anniversary, whether the Company Contribution is vested will depend on whether it is a Matching Contribution, Non-Elective Contribution, or Discretionary Contribution.
2.    Matching Contributions and Discretionary Contributions. Matching Contributions and Discretionary Contributions become fully vested on and after the first anniversary that the Matching Contribution or Discretionary Contribution (as applicable) is credited to a participant’s account.
3.     Non-Elective Contributions. A Non-Elective Contribution becomes fully vested on and after the first anniversary that the Non-Elective Contribution is credited to a participant’s account, but only if such participant has 3 Years of Service (as defined under the 401(k) Plan), which for this purpose will include Years of Service with Danaher.

Notwithstanding the foregoing, a participant will become fully vested in all Company Contributions credited to his or her account if such participant dies while employed by Envista.

If termination of an employee’s participation in the ECP resulted from the employee’s gross misconduct, the administrator may reduce the employee’s vested interest with respect to all Company contributions to as low as zero percent.

Voluntary Deferrals. DCP participants are permitted to voluntarily defer into the program, on a pre-tax basis, up to 85% of his or her salary and/or up to 85% of his or her non-equity incentive compensation with respect to a given plan year. Notional earnings on amounts deferred under the program are credited to participant accounts based on the market rate of return of the applicable benchmark investment alternatives offered under the program, which are generally the same as the investment alternatives offered under our 401(k) Plan (except for any investment options that may only be offered under the tax qualified 401(k) Plan). Each participant allocates the amounts he or she voluntarily defers among the available investment alternatives. Participants may change their allocations at any time, provided that any portion of a participant’s account that is subject to the Envista common stock investment alternative must remain allocated to that investment alternative until the account is distributed to the participant. Participants are at all times fully vested in amounts they voluntarily defer into their DCP accounts. Prior to January 1, 2019, participants in the Danaher EDIP were permitted to voluntarily defer into the program on similar terms as the DCP described above. Such amounts have been transferred over to our EDIP and all such voluntary deferrals are fully vested in such participants’ accounts.

Distributions. In general, a participant may not receive a distribution of his or her vested EDIP account balance (including any amounts voluntarily deferred under the Danaher EDIP) until after his or her employment with us terminates. A participant generally may elect to receive a distribution of his or her DCP account balance following his or her termination of employment or on a specified future date prior to his or her termination of employment.

The following chart generally describes the timing and manner of distribution of EDIP and DCP account balances:

Name of Plan		Timing of beginning of distribution	Period of distribution	Form of distribution
EDIP	Not 100% vested in Company contributions	Six months following termination	Lump sum	Participant may elect to receive distribution in cash, shares of common stock or a combination thereof (but all balances subject to the common stock investment alternative must be distributed in shares of our common stock).
	100% vested in Company contributions	Participant may elect to begin receiving distributions immediately, 6 months, 1 year or 2 years following termination (generally, a distribution due to termination of employment is payable after a six-month delay).	Participant may elect lump sum, or if at least age 55, annual installments over two, five or ten years.
DCP		Participant may elect to begin receiving distributions on the earlier of a fixed date or termination of employment. Distributions on a fixed date must be at least 3 years after the date of election. Distribution elections upon a termination of employment are the same as under the EDIP (a six-month delay may apply to distributions on a termination of employment if the participant is a “key employee” under applicable tax rules).	Participant may elect lump sum or annual installments over a period of up to ten years.	All balances subject to the common stock investment alternative must be distributed in shares of common stock, and all other balances must be paid in cash.

Only the vested portion of a participant’s ECP account will be distributed. The distribution will be a lump sum and will be paid in shares of our common stock. Generally, such distribution will be paid on the first day of the month following a participant’s employment termination date, however certain “specified employees” under applicable tax rules may be subject to a six-month delay.

Certain events, such as the participant’s death or an unforeseeable emergency, may impact the timing of a distribution under the EDIP, DCP or ECP.

General. Under the EDIP, DCP, and ECP, Company contributions and amounts voluntarily deferred are unfunded and unsecured obligations of Envista, receive no preferential standing and are subject to the same risks as any of our other general obligations.

Equity Compensation Plan Information

This table provides information as of December 31, 2020 about our common stock that may be issued upon the exercise of options, warrants and rights under the Company’s equity and deferred compensation plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A) (1)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B) (2)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C) (3)
Equity compensation plans approved by security holders (4)	10,148,964	$20.08	8,957,642
Equity compensation plans not approved by security holders	—	—	—
Total	10,148,964	$20.08	8,957,642
(1)     Includes 189,342 notional shares of our common stock that must be distributed in shares of common stock under the terms of the Company's deferred compensation arrangements.
(2)     The RSUs that have been issued under the 2019 Plan do not require a payment by the recipient at the time of vesting. In addition, under our DCP/ECP and EDIP deferred compensation arrangements, participants receive their distribution in shares of Common Stock at no additional cost. As a result, the weighted-average exercise price in column (B) does not take these awards into account.
(3)     These shares are available for future issuance under the 2019 Plan, inclusive of our deferred compensation arrangements as of December 31, 2020. See “Employee Benefit Plans—Envista Holdings Corporation 2019 Omnibus Incentive Plan” for a description of the types of awards issuable under the 2019 Plan, and “Employee Benefit Plans—Supplemental Retirement Program” for a description of our deferred compensation arrangements.
(4)     These comprise the 2019 Plan as well as our deferred compensation plans (the DCP/ECP and the EDIP) which provide for employee and employer contributions into notional shares. The EDIP is frozen to new entrants but current participants continue to receive Company contributions under that plan.

Director Compensation

Director Compensation Philosophy

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board and the Compensation Committee are guided by the following principles:

◦compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of responsibilities;
◦a significant portion of the total compensation should be paid in stock-based awards to align directors’ interests with the long-term interests of our stockholders; and
◦the structure of the compensation program should be simple and transparent.

Process for Setting Director Compensation

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding non-management director compensation (although the Board will make the final determination regarding the amounts and type of non-management director compensation). The Compensation Committee uses an independent compensation consultant to prepare regular reports on market non-management director compensation practices and evaluate our program in light of the results of such reports. Under the terms of the 2019 Plan, an annual limit of $700,000 per calendar year applies to the sum of all cash and equity-based awards (calculated based on the grant date fair value of such awards for financial reporting purposes) granted to each non-management director for services as a member of the Board.

Director Compensation Structure

Each non-employee director receives an annual cash retainer and an annual equity award of restricted stock units (“RSUs”) for his or her service on the Board, as well as additional cash retainers if he or she serves as the Chair of the Board or as the chair of a Committee. All cash retainers are paid in four, equal installments following each quarter of service. The following table sets forth the cash and equity compensation for non-employee directors in effect during fiscal 2020, subject to the temporary changes put in place in response to the COVID-19 pandemic as discussed below:

Annual Cash Retainer	$100,000
Annual Equity Award	$175,000
Board Chair Cash Retainer	$62,500
Board Chair Equity Award	$62,500
Audit Committee Chair Cash Retainer	$20,000
Compensation Committee Chair Cash Retainer	$15,000
Nominating and Governance Committee Chair Cash Retainer	$10,000
Meeting Fees	$2,000 for each Board and committee meeting attended in excess of 20 meetings (in aggregate) in a calendar year

The annual equity award of RSUs vests on the date of, and immediately prior to, the next annual meeting of stockholders following the date of grant, prorated for the first year of service on the Board, with the underlying shares not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board (or in each case the next business day thereafter if such date is not a business day). Directors are also reimbursed for out-of-pocket expenses, including travel expenses, related to the director’s service on the Board.

On May 27, 2020, we granted RSUs valued at $237,500 to Mr. Huennekens (comprised of the $175,000 annual equity award payable to each of our non-employee directors and the $62,500 annual equity award payable to the Board Chair) and RSUs valued at $175,000 to each of Messrs. Gallahue, Jain and Raskas and Mses. Carruthers and Tsingos following the 2020 annual meeting of stockholders in accordance with the policy described above. The number of shares granted (11,170 shares to our Board Chair and 8,230 to each of our other non-employee directors) was determined by dividing the total grant value by the closing price of the Company’s common stock on the date of grant ($21.27) and rounding up to the nearest multiple of five. The RSUs will vest on the date of the Company’s 2021 annual meeting of stockholders, subject to continued service on the Board through such date, and to the extent vested, will be settled in shares of common stock on the earlier to occur of such director’s death or the first day of the seventh month following the director’s retirement from the Board (or in each case the next business day thereafter if such date is not a business day).

In addition, on their respective start dates, the Board granted pro-rated annual RSU awards to each of Vivek Jain and Gayle Sheppard in connection with their joining the Board in 2020 in the amounts noted below. Mr. Jain’s RSUs vested on the date of the Company’s 2020 annual meeting of stockholders and will be settled in shares of common stock on the earlier to occur of his death or the first day of the seventh month following his retirement from the Board (or in each case the next business day thereafter if such date is not a business day). Ms. Sheppard’s RSUs will vest on the date of the Company’s 2021 Annual Meeting, subject to continued service on the Board through such date, and to the extent vested, will be settled in shares of common stock on the earlier to occur of her death or the first day of the seventh month following her retirement from the Board (or in each case the next business day thereafter if such date is not a business day).

NAME	GRANT DATE	VALUE OF AWARD	NUMBER OF RSUs
Vivek Jain	4/7/2020	$14,583	970
Gayle Sheppard	7/30/2020	$145,833	6,460

Temporary Changes to Director Compensation Due to COVID-19

Due to the impact of COVID-19 on our business, the Board decided that each member of the Board would take a 15% reduction in his or her retainer, including the regular cash retainer amounts payable to each non-employee director and the additional cash retainers payable to the Chair of the Board and each of the Committee Chairs, beginning with the quarterly installment for the second quarter of 2020. The Board also waived the right to receive cash meeting fees of $2,000 for each Board and Committee meeting attended in 2020 in excess of 20 meetings due to the number of meetings held as a result of COVID-19. Effective November 1, 2020, the Board reinstated the cash retainer amounts payable to the non-employee directors due to the recovery in the dental market as well as the Company’s progress on its strategic and cost-saving initiatives.

Director Stock Ownership Requirements

Our Board has adopted stock ownership requirements for our non-management directors. Under the requirements, each non-management director (within five years of his or her initial election or appointment) will be required to beneficially own shares of our common stock with a market value of at least five times his or her annual cash retainer. Once a director has acquired a number of shares that satisfies such ownership multiple, such number of shares then becomes such director’s minimum ownership requirement (even if his or her retainer increases or the fair market value of such shares subsequently declines).

Under the policy, beneficial ownership includes RSUs and restricted shares held by the director and shares in which the director or his or her spouse or child has a direct or indirect interest, but does not include shares subject to unexercised stock options.
In addition, our Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of our common stock that he or she directly or indirectly owns and controls. The Board also adopted a policy that prohibits our directors and employees from engaging in any transactions involving a derivative of our securities, including hedging transactions.

Director Summary Compensation Table

The table below summarizes the compensation paid to the non-management directors for the year ended December 31, 2020. Mr. Aghdaei is a member of the Board but does not receive any additional compensation for services provided as a director.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)(2)	TOTAL ($)
Scott Huennekens	$152,812	$237,586	$390,398
Wendy Carruthers	$106,375	$175,052	$281,427
William K. Daniel II (3)	$28,846	—	$28,846
Kieran T. Gallahue	$78,481	$175,052	$253,533
Vivek Jain (4)	$42,500	$189,651	$232,151
Daniel A. Raskas	$71,346	$175,052	$246,398
Gayle Sheppard (5)	$15,179	$145,931	$161,110
Christine Tsingos	$111,000	$175,052	$286,052
(1)The amounts reflected in this column represent the aggregate grant date fair value of the applicable award computed in accordance with ASC Topic 718. With respect to stock awards, the grant date fair value under ASC Topic 718 is calculated based on the number of shares of common stock underlying the award, times the closing price of a share of our common stock on the date of grant.
(2)The table below sets forth as to each non-management director the aggregate number of RSUs outstanding as of December 31, 2020. The RSUs set forth in the table below vest in accordance with the terms described above.

NAME	AGGREGATE NUMBER OF OUTSTANDING RSUs OWNED AS OF DECEMBER 31, 2020
Scott Huennekens	21,970
Wendy Carruthers	16,185
Kieran T. Gallahue	10,265
Vivek Jain	9,200
Daniel A. Raskas	10,265
Gayle Sheppard	6,460
Christine Tsingos	16,185

(3)Mr. Daniel resigned from the Board on April 2, 2020.
(4)Mr. Jain joined the Board on April 7, 2020.
(5)Ms. Sheppard joined the Board on July 30, 2020.

Proposal 3. Ratification of Independent Registered Public Accounting Firm

The Audit Committee on behalf of the Company has selected Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for the Company and its consolidated subsidiaries for the year ending December 31, 2021. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Although stockholder approval of the selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give our stockholders an opportunity to ratify this selection. If this proposal is not approved by our stockholders at the Annual Meeting, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2021.

Fees Paid to Independent Registered Public Accounting Firm

Concurrently with the Separation, the Audit Committee selected Ernst & Young LLP to act as the independent registered public accounting firm for the Company and its consolidated subsidiaries for the year ended December 31, 2019. Aggregate fees for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, for the portion of 2019 following the Separation and for the entire 2020 are set forth in the table below. Prior to the Separation, Danaher Corporation paid any audit, audit related, tax or other fees related to the Company’s businesses.

FEE CATEGORIES	FISCAL 2019 FEES	FISCAL 2020 FEES
Audit Fees (1)	$5,254,677	$7,094,525
Audit-Related Fees (2)	$15,183	$108,000
Tax Fees (3)	$133,363	$746,690
All Other Fees (4)	$—	$—
TOTAL FEES	$5,403,223	$7,949,215

(1)Audit Fees consist of fees for the audit of annual financial statements, reviews of quarterly financial statements, statutory audits, consents, review of documents filed with the SEC and other services normally provided by the auditor in connection with statutory and regulatory filings or engagements.
(2)Audit-Related Fees consist of fees billed for assurance and related services reasonably related to the performance of the audit or review of financial statements that are not reported under “Audit Fees” above, including employee benefit plan audits and consultations concerning financial accounting and reporting standards.
(3)Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, mergers and acquisitions tax diligence, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $120,838 and $394,350 in fiscal 2019 and 2020, respectively. All other tax fees were $12,525 and $352,340 in fiscal 2019 and 2020, respectively.
(4)All Other Fees consist of fees for products and services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above. There were no fees in this category for 2019 and 2020.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms of such services) to be performed for the Company and its consolidated subsidiaries by our independent registered public accounting firm, subject to the de minimis exception for non-audit services under Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to a subcommittee of one or more members the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals will be presented to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

The Audit Committee assists the Board in overseeing the quality and integrity of Envista’s financial statements, the effectiveness of Envista’s internal control over financial reporting, the qualifications, independence and performance of Envista’s independent auditors, the performance of Envista’s internal audit function, Envista’s compliance with legal and regulatory requirements, and Envista’s major financial risk exposures, overall risk assessment and risk management policies.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm retained to audit Envista’s financial statements, and has appointed Ernst & Young LLP as Envista’s independent registered public accounting firm for 2021. In determining whether to reappoint Ernst & Young as Envista’s independent auditor, the Audit Committee took into consideration a number of factors, including the firm’s tenure, independence, global capability and expertise and performance. Ernst & Young previously served as Envista’s independent registered public accounting firm for 2019 and 2020. The Audit Committee is also responsible for the audit fee negotiations associated with Envista’s retention of Ernst & Young. Envista’s Board of Directors and Audit Committee believe they have undertaken appropriate steps with respect to oversight of Ernst & Young’s independence and that the continued retention of Ernst & Young to serve as Envista’s independent registered public accounting firm is in the best interests of Envista and its shareholders.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with Envista’s management and Ernst & Young Envista’s audited consolidated and combined financial statements.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence. The Audit Committee has concluded that Ernst & Young’s provision of non-audit services is compatible with Ernst & Young’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated and combined financial statements for Envista for the fiscal year ended December 31, 2020 be included in Envista’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Audit Committee of the Board of Directors
Christine Tsingos (Chair)
Vivek Jain
Scott Huennekens

Proposal 4. Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote at the Annual Meeting to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Our advisory vote on executive compensation currently occurs on an annual basis, with the next vote expected to occur at our 2022 annual meeting of stockholders.

As discussed in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with our complexity and global footprint; motivate executives to perform consistently at or above the levels that we expect, over the long-term and through a range of economic cycles; and link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term stockholder value.

Our executive compensation program is structured within a strong framework of corporate governance with a mix of short and long-term incentive compensation, emphasizing long-term. Our executive compensation program rewards executive officers when they build long-term stockholder value, achieve annual business goals and maintain long-term careers with us.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. Accordingly, we are asking our stockholders to vote on an advisory basis “FOR” the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to all compensation relating to our Named Executive Officers, as described in this Proxy Statement. The vote is advisory and is not binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation Committee. However, the Board and Compensation Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding our executive officers.

The Board of Directors recommends that stockholders vote “FOR” the resolution set forth in Proposal 4.

Other Matters

Management is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

Website Disclosure

We may provide disclosure in the “Investors – Governance” section of our corporate website, http://www.envistaco.com, of any of the following:

•the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting;
•the method for interested parties to communicate directly with the Board or with individual directors, the independent Chairman of the Board, or if the Chairman is not independent, the Lead Independent Director, or the non-management directors as a group;
•the identity of any member of the Audit Committee, if any, who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on our Audit Committee;
•contributions by us to a tax-exempt organization in which any non-management director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues; and
•any amendment to the Code of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Code of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer within four business days following the date of such amendment or waiver.

Information from our website is not incorporated by reference into this Proxy Statement.

Stockholder Proposals for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, a stockholder who wishes to have a proposal included in our proxy statement for the 2022 Annual Meeting of Stockholders must submit the proposal in writing to our Secretary at our principal executive offices, 200 S. Kraemer Boulevard, Building E, Brea, CA 92821, for receipt no later than December 13, 2021 in order to be considered for inclusion.

Stockholders intending to present a proposal or make a director nomination at the 2022 Annual Meeting of Stockholders without having it included in our proxy statement must comply with the advance notice requirements set forth in our Amended and Restated Bylaws. If a stockholder fails to provide timely notice of a proposal to be presented at the 2022 Annual Meeting of Stockholders, the proxies provided to the Board will have discretionary authority to vote on any such proposal which may properly come before the meeting. Assuming that the 2022 Annual Meeting of Stockholders is held during the period from April 25, 2022 to June 24, 2022 (as it is expected to be), in order to comply with the advance notice requirements set forth in our Amended and Restated Bylaws, appropriate notice would need to be provided to our Secretary at the address noted above no earlier than January 25, 2022 and no later than February 24, 2022.

By Order of the Board of Directors,
Mark Nance
Secretary

Dated: April 12, 2021

COPIES OF OUR ANNUAL REPORT, THIS PROXY STATEMENT, PROXY CARD OR VOTING INSTRUCTION FORM MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO ENVISTA OR AT WWW.PROXYVOTE.COM. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR CORPORATE OFFICES WHICH ARE LOCATED AT 200 S. KRAEMER BOULEVARD, BUILDING E, BREA, CA 92821.

APPENDIX A
ENVISTA HOLDINGS CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Core Sales Growth 1

Consolidated	% Change 2H Ended December 31, 2020 vs. Comparable 2019 Period	% Change Year Ended December 31, 2020 vs. Comparable 2019 Period
Total sales growth	(0.5)%	(17.1)%
Less the impact of:
Acquisitions	(0.1)%	(0.2)%
Discontinued products	3.2%	2.2%
Currency exchange rates	(1.4)%	0.3%
Core sales growth	1.2%	(14.8)%
1 We use the term “core sales” to refer to GAAP revenue excluding (1) sales from acquired businesses recorded prior to the first anniversary of the acquisition (“acquisitions”), (2) sales from discontinued products and (3) the impact of currency translation. Sales from discontinued products includes major brands or products that Envista has made the decision to discontinue as part of a portfolio restructuring. Discontinued brands or products consist of those which Envista (1) is no longer manufacturing, (2) is no longer investing in the research or development of, and (3) expects to discontinue all significant sales within one year from the decision date. The portion of sales attributable to discontinued brands or products is calculated as the net decline of the applicable discontinued brand or product from period-to-period. The portion of GAAP revenue attributable to currency exchange rates is calculated as the difference between (a) the period-to-period change in sales and (b) the period-to-period change in sales after applying current period foreign exchange rates to the prior year period. We use the term “core sales growth” to refer to the measure of comparing current period core sales with the corresponding period of the prior year.

Adjusted Operating Profit

	2H Ended	Year Ended
	December 31, 2020	December 31, 2020
Operating Profit	$166.2	$33.3
Amortization of acquisition-related intangible assets	44.9	90.2
Restructuring costs and asset impairments A	63.2	135.4
Contingent loss reserve B	(13.3)	2.7
Adjusted Operating Profit	$261.0	$261.6
Adjusted Operating Profit as a % of Sales	19.0%	11.5%

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

Adjusted EBITDA

	2H Ended December 31, 2020	Year Ended December 31, 2020
Net Income	$144.0	$33.3
Interest expense, net	44.7	62.5
Income taxes	(23.6)	(63.4)
Depreciation	22.8	42.4
Amortization of acquisition-related intangible assets	44.9	90.2
Restructuring costs and asset impairments A	63.2	135.4
Contingent loss reserve B	(13.3)	2.7
Adjusted EBITDA	$282.7	$303.1

Adjusted Diluted Earnings Per Share

	2H Ended December 31, 2020	Year Ended December 31, 2020
Diluted Earnings Per Share	$0.86	$0.20
Pretax amortization of acquisition-related intangible assets	0.27	0.55
Restructuring costs and asset impairments A	0.38	0.83
Contingent loss reserve B	(0.08)	0.02
Non-cash interest expense - convertible senior notes C	0.06	0.07
Tax effect of adjustments reflected above D	(0.14)	(0.35)
Discrete tax adjustments and other tax-related adjustments E	(0.31)	(0.34)
Adjusted Diluted Earnings Per Share	$1.04	$0.98

Reconciliation of Operating Cash Flows to Free Cash Flow

	2H Ended December 31, 2020	Year Ended December 31, 2020
Net Operating Cash Used in Investing Activities	$(14.7)	$(69.1)
Net Operating Cash (Used in) Provided by Financing Activities	$(240.5)	$492.5

Net Operating Cash Provided by Operating Activities	$341.5	$283.9
Less: payments for additions to property, plant and equipment (capital expenditures)	(26.3)	(47.7)
Plus: proceeds from sales of property, plant and equipment (capital disposals)	5.3	5.3
Free Cash Flow	$320.5	$241.5

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

ENVISTA HOLDINGS CORPORATION
NOTES TO RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

A We exclude costs incurred pursuant to discrete restructuring plans that are fundamentally different (in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans) from the ongoing productivity improvements that result from application of the Envista Business System. These restructuring plans are incremental to the operating activities that arise in the ordinary course of our business and we believe are not indicative of Envista’s ongoing operating costs in a given period.

B Represents an accrual adjustment for a significant legal matter.

C Non-cash interest expense represents accretion of the debt discount associated with the convertible senior notes due 2025.

D This line item reflects the aggregate tax effect of all pretax adjustments reflected in the preceding line items of the table using each adjustment's applicable tax rate, including the effect of interim tax accounting requirements of Accounting Standards Codification Topic 740 Income Taxes.

E The discrete tax matters relate primarily to excess tax benefits from stock-based compensation, changes in estimates associated with prior period uncertain tax positions and audit settlements, tax benefits resulting from a change in law, and changes in determination of realization of certain deferred tax assets. During 2020 we recorded a one-time income tax benefit of approximately $59.0 million related primarily to the recognition of a deferred tax asset associated with the estimated amortizable value of a tax basis step-up of the Company's Switzerland assets.

Statement Regarding Non-GAAP Measures

Each of the non-GAAP measures set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management believes that these measures provide useful information to investors by offering additional ways of viewing Envista's results that, when reconciled to the corresponding GAAP measure, help our investors to:

•with respect to Adjusted Diluted Earnings Per Share, Adjusted Operating Profit and Adjusted EBITDA, understand the long-term profitability trends of Envista’s business and compare Envista’s profitability to prior and future periods and to Envista’s peers;

•with respect to Core Sales, identify underlying growth trends in Envista’s business and compare Envista’s revenue performance with prior and future periods and to Envista’s peers;

•with respect to Adjusted EBITDA, help investors understand operational factors associated with a company’s financial performance because it excludes the following from consideration: interest, taxes, depreciation, amortization, and infrequent or unusual losses or gains such as goodwill impairment charges or nonrecurring and restructuring charges. Management uses Adjusted EBITDA, as a supplemental measure for assessing operating performance in conjunction with related GAAP amounts. In addition, Adjusted EBITDA is used in connection with operating decisions, strategic planning, annual budgeting, evaluating Company performance and comparing operating results with historical periods and with industry peer companies; and

•with respect to Free Cash Flow (the “FCF Measure”), understand Envista’s ability to generate cash without external financings, strengthen its balance sheet, invest in its business and grow its business through acquisitions and other strategic opportunities (although a limitation of free cash flow is that it does not take into account the Company’s debt service requirements and other non-discretionary expenditures, and as a result the entire free cash flow amount is not necessarily available for discretionary expenditures).

Management uses these non-GAAP measures to measure the Company’s operating and financial performance.

The items excluded from the non-GAAP measures set forth above have been excluded for the following reasons:

•With respect to Adjusted Operating Profit, Adjusted Diluted Earnings Per Share and Adjusted EBITDA:

◦We exclude the amortization of acquisition-related intangible assets because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. We do not acquire businesses on a predictable cycle, and the amount of an acquisition’s purchase price allocated to intangible assets and related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly-acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe, however, that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized.

◦We exclude costs incurred pursuant to discrete restructuring plans that are fundamentally different (in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans) from the ongoing productivity improvements that result from application of the Envista Business System. These restructuring plans are incremental to the operating activities that arise in the ordinary course of our business and we believe are not indicative of Envista’s ongoing operating costs in a given period.

◦With respect to the other items excluded from Adjusted Operating Profit, Adjusted Diluted Earnings Per Share and Adjusted EBITDA, we exclude these items because they are of a nature and/or size that occur with inconsistent frequency, occur for reasons that may be unrelated to Envista's commercial performance during the period and/or we believe that such items may obscure underlying business trends and make comparisons of long-term performance difficult.

•With respect to core sales, we exclude (1) the effect of acquisitions because the timing, size, number and nature of such transactions can vary significantly from period-to-period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult, (2) sales from discontinued products because discontinued products do not have a continuing contribution to operations and management believes that excluding such items provides investors with a means of evaluating our on-going operations and facilitates comparisons to our peers, and (3) the impact of currency translation because it is not under management’s control, is subject to volatility and can obscure underlying business trends.

•With respect to the FCF Measure, we exclude payments for additions to property, plant and equipment (net of the proceeds from capital disposals) to demonstrate the amount of operating cash flow for the period that remains after accounting for the Company’s capital expenditure requirements.

APPENDIX B

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

ENVISTA HOLDINGS CORPORATION
(a Delaware corporation)

Envista Holdings Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.The name of the Corporation is Envista Holdings Corporation. The Corporation was originally incorporated under the name DH Dental Holding Corp. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on August 29, 2018, and it was amended by a Certificate of Amendment to the Certificate of Incorporation, filed with the office of the Secretary of State of the State of Delaware on April 11, 2019, changing the Corporation’s name from DH Dental Holding Corp. to Envista Holdings Corporation. The Corporation filed an Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware, effective as of 12:01 a.m. (Eastern Time) on September 20, 2019.

2.This Second Amended and Restated Certificate of Incorporation, which restates and amends the Amended and Restated Certificate of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the board of directors and ~~sole stockholder~~ the stockholders of the Corporation~~, acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL~~.

3.This Second Amended and Restated Certificate of Incorporation shall become effective at ~~12:01 a.m.~~ [●] (Eastern Time) on ~~September 20, 2019~~[●].

4.The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

Section 1.01    Name. The name of the corporation is Envista Holdings Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

Section 2.01    Registered Address. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation is The Corporation Trust Company.

ARTICLE III
CORPORATE PURPOSE

Section 3.01    Corporate Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
CAPITAL STOCK

Section 4.01    Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 515,000,000, consisting of: (i) 500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 15,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Section 4.02    Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

a.Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

b.Voting. Each share of Common Stock shall entitle the holder thereof to one vote in person or by proxy for each share on all matters on which such stockholders are entitled to vote. Except as expressly set forth in the applicable Certificate of Designations with respect to any such series of Preferred Stock, the holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designations) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon.

c.Dividends. The holders of shares of Common Stock shall be entitled to receive ratably such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board in its sole discretion from time to time out of assets or funds of the Corporation legally available therefor, subject to any preferential rights of any then outstanding Preferred Stock and any other provisions of this Second Amended and Restated Certificate of Incorporation, as may be amended from time to time.

d.Liquidation. Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, holders of Common Stock shall be entitled to receive all remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them and subject to any preferential rights of any then outstanding Preferred Stock. For purposes of this paragraph, unless otherwise provided with respect to any then outstanding series of Preferred Stock, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, either voluntary or involuntary.

e.No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4.03    Preferred Stock. The Board is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of all or any of the shares of Preferred Stock in one or more series and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, full or limited, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

a.the designation of the series, which may be by distinguishing number, letter or title;

b.the number of shares of the series, which number the Board may thereafter increase or decrease, but not below the number of shares thereof then outstanding;

c.the entitlement to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of capital stock;

d.the redemption rights and price or prices, if any, for shares of the series;

e.the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

f.the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

g.whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

h.restrictions on the issuance of shares of the same series or any other class or series;

i.the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

j.any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

BOARD OF DIRECTORS

Section 5.01    Election of Directors. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so require.

Section 5.02    Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the Board in its sole and absolute discretion.

Section 5.03    Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Subject to the rights of holders of Preferred Stock, if any, the Board shall consist of not less than three (3) nor greater than fifteen (15) directors, the exact number of which shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board, and subject to the rights of the holders of the Preferred Stock, if any, the exact number may be increased or decreased by such a resolution (but not to less than three (3) nor greater than fifteen (15)).

Section 5.04    ~~Classes of Directors~~Terms of Office. Other than those directors, if any, elected by the holders of any series of Preferred Stock, the Board shall be and is divided into three classes, as nearly equal in number as possible, designated as: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock, (a) at the 2021 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a three-year term expiring at the 2024 annual meeting of stockholders (until the 2024 annual meeting of stockholders, the “2024 Class Directors”); (b) at the 2022 annual meeting of stockholders, the directors whose terms expire at that meeting (until the 2022 annual meeting of the stockholders, the “2022 Class Directors”) shall be elected to hold office for a one-year term expiring at the 2023 annual meeting of stockholders; (c) at the 2023 annual meeting of stockholders, the directors whose terms expire at that meeting (until the 2023 annual meeting of the stockholders, the “2023 Class Directors” and, together with the 2024 Class Directors and 2022 Class Directors, the “Continuing Classified Directors”) shall be elected to hold office for a one-year term expiring at the 2024 annual meeting of stockholders; and (d) at the 2024 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2024 annual meeting of stockholders, the Board will no longer be classified under Section 141(d) of the DGCL. No decrease in the number of directors shall shorten the term of any incumbent director.

~~Section 5.5 Terms of Office. Except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. The term of the initial Class I directors shall terminate at the annual meeting of stockholders to be held in 2020; the term of the initial Class II directors shall terminate on the date of the annual meeting of stockholders to be held in 2021; and the term of the initial Class III directors shall terminate on the date of the annual meeting of stockholders to be held in 2022 or, in each case, upon such director’s earlier death, resignation or removal. At each succeeding annual meeting of stockholders beginning with the first annual meeting of stockholders to be held in 2020, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until his or her respective successor has been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.~~

Section 5.05    Vacancies. Subject to the rights of the holders of any series of Preferred Stock, vacancies on the Board by any reason, including by death, resignation, retirement, disqualification, removal from office, or otherwise, and any newly created directorships resulting from any increase in the authorized number of directors, shall be filled solely by a majority of the directors then in office, in their sole discretion, even though less than a quorum, or by a sole remaining director, in his or her sole discretion, and shall not be filled by the stockholders. A director ~~elected to fill a vacancy or~~ (a) appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of any Continuing Classified Director shall have a term expiring at the corresponding annual meeting of stockholders at which the term of such Continuing Classified Director would have expired, and (b) appointed to fill a newly created directorship ~~shall hold office until the next election of the class for which such director shall have been chosen,~~ resulting from an increase in the authorized number of directors, shall have a term expiring at the next subsequent annual meeting of stockholders, in each of case (a) or (b) subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

Section 5.06    Authority. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate of Incorporation, and any Bylaws of the Corporation adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

Section 5.07    Advance Notice. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VI

STOCKHOLDERS

Section 6.01    Cumulative Voting. No holder of Common Stock of the Corporation shall be entitled to exercise any right of cumulative voting.

~~Section 6.2 Stockholder Action. Subject to the terms of any series of Preferred Stock, until the first date on which Danaher (as defined below) ceases to Beneficially Own shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in elections of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted. From and after the first date on which Danaher ceases to Beneficially Own shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in elections of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. As used in this Certificate of Incorporation, (i) “Danaher” shall mean Danaher Corporation, a Delaware corporation, any and all successors to Danaher Corporation by way of merger, consolidation or sale of all or substantially all of its assets, and any and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (A) in which Danaher Corporation owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (B) of which Danaher Corporation otherwise directly or indirectly controls or directs the policies or operations or (C) that would be considered subsidiaries of Danaher Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended, now or hereafter existing; provided, however, that the term “Danaher” shall not include the Corporation or any entities (A) in which the Corporation owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (B) of which the Corporation otherwise directly or indirectly controls or directs the policies or operations or (C) that would be considered subsidiaries of the Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended, now or hereafter existing (such entities, “Affiliated Companies”); and (ii) the term “Beneficially Own” shall have the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.~~

Section 6.02    Stockholder Action. Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 6.03    Special Meetings. Unless otherwise required by law or the terms of any resolution or resolutions adopted by the Board providing for the issuance of a class or series of the Preferred Stock, special meetings of stockholders, for any purpose or purposes, may be called by the Secretary upon a written request delivered to the Secretary by (i) the Board as set forth in the Corporation’s Bylaws, (ii) the Chairman of the Board or (iii) the Chief Executive Officer of the Corporation. The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

ARTICLE VII

~~Article VIII~~

~~CERTAIN RELATIONSHIPS AND TRANSACTIONS~~

~~Section 7.1 General. In recognition and anticipation that (i) the Corporation will not be a wholly-owned subsidiary of Danaher and that Danaher will be a controlling stockholder of the Corporation, (ii) directors, officers and/or employees of Danaher may serve as directors, officers and/or employees of the Corporation, (iii) Danaher may engage in the same, similar or~~

~~related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iv) Danaher may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies, and (v) as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and obligations of the Corporation and of Danaher, and the duties of any directors, officers and/or employees of the Corporation who are also directors, officers and/or employees of Danaher, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies, on the one hand, and Danaher, on the other hand, the sections of this Article VII shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Corporation in relation to Danaher and the conduct of certain affairs of the Corporation as they may involve Danaher and its directors, officers and/or employees, and the power, rights, duties and liabilities of the Corporation and its director, officers, employees and stockholders in connection therewith.~~

~~For purposes of this Article VII, “corporate opportunities” shall include, but not be limited to, business opportunities which the Corporation or Affiliated Companies are financially able to undertake, which are, from their nature, in the line of the Corporation’s or Affiliated Companies’ business, are of practical advantage to it and are ones in which the Corporation or Affiliated Companies would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by Danaher, the self-interest of Danaher or its directors, officers and/or employees will be brought into conflict with that of the Corporation or Affiliated Companies.~~

~~Nothing in this Article VII creates or is intended to create any fiduciary duty on the part of Danaher, the Corporation, any Affiliated Company, or any stockholder, director, officer or employee of any of them that does not otherwise exist under Delaware law and nothing in this Article VII expands any such duty of any such person that may now or hereafter exist under Delaware law.~~

~~To the fullest extent permitted by law, any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article VII.~~

~~Section 7.2 Certain Agreements and Transactions Permitted. The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with Danaher pursuant to which the Corporation or an Affiliated Company, on the one hand, and Danaher, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate, and to cause their respective directors, officers and/or employees (including any who are directors, officers and/or employees of both) to allocate opportunities between them or to refer opportunities to each other. Subject to Section 7.04, no such agreement, or the performance thereof by the Corporation or any Affiliated Company, or Danaher, shall, to the fullest extent permitted by law, be considered contrary to any fiduciary duty that any director, officer or employee of the Corporation or any Affiliated Company who is also a director, officer or employee of Danaher may owe or be alleged to owe to the Corporation or any such Affiliated Company, or to any stockholder thereof, or any legal duty or obligation Danaher may be alleged to owe on any basis, notwithstanding the provisions of this Certificate of Incorporation stipulating to the contrary. Subject to Section 7.04, to the fullest extent permitted by law, no director, officer or employee of the Corporation who is also a director, officer or employee of Danaher shall have or be under any fiduciary duty to the Corporation or any Affiliated Company to refer any corporate opportunity to the Corporation or any Affiliated Company or to refrain from acting on behalf of the Corporation or any Affiliated Company or of Danaher in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.~~

~~Section 7.3 Authorized Business Activities. Without limiting the other provisions of this Article VII, Danaher shall have no duty to communicate information regarding a corporate opportunity to the Corporation or to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation, (ii) doing business with any client, customer or vendor of the Corporation or (iii) employing or otherwise engaging any director, officer or employee of the Corporation. To the fullest extent permitted by law, except as provided in Section 7.04, no officer, director or employee of the Corporation who is also a director, officer or employee of Danaher shall be deemed to have breached his or her fiduciary duties, if any, to the Corporation solely by reason of Danaher’s engaging in any such activity.~~

~~Section 7.4 Corporate Opportunities. Except as otherwise agreed in writing between the Corporation and Danaher, for so long as Danaher Beneficially Owns shares of capital stock representing, in the aggregate, at least 10% of the total voting power of the outstanding shares of all classes of capital stock of the Corporation with respect to the election of directors or otherwise has one or more directors, officers or employees serving as a director, officer or employee of the Corporation, in the event that a director, officer or employee of the Corporation who is also a director, officer or employee of Danaher acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and Danaher, such director, officer or employee shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty, if any, with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company, if such director, officer or employee acts in a manner consistent with the following policy: such a corporate opportunity offered to any person who is a director or an officer or employee of the Corporation and who is also a director, officer or employee of Danaher shall belong to the Corporation only if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and otherwise shall belong to Danaher.~~

~~The foregoing policy, and the action of any director, officer or employee of Danaher, the Corporation or any Affiliated Company taken in accordance with, or in reliance upon, the foregoing policy or in entering into or performing any agreement, transaction or arrangement is deemed and presumed to be fair to the Corporation.~~

~~Except as otherwise agreed in writing between the Corporation and Danaher, if a director, officer or employee of the Corporation, who also serves as a director, officer or employee of Danaher, acquires knowledge of a potential corporate opportunity for both the Corporation and Danaher in any manner not addressed by this Article VII, such director, officer or employee shall have no duty to communicate or present such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of fiduciary duty as a director, officer or employee of the Corporation by reason of the fact that Danaher pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not present such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should be presented to the Corporation.~~

~~Section 7.5 Delineation of Indirect Interests. To the fullest extent permitted by law, no director, officer or employee of the Corporation or any Affiliated Company shall be deemed to have an indirect interest in any matter, transaction or corporate opportunity that may be received or exploited by, or allocated to, Danaher, merely by virtue of being a director, officer or employee of Danaher, unless such director, officer or employee’s role with Danaher involves direct responsibility for such matter, in his or her role with Danaher, such director, officer or employee exercises supervision over such matter, or the compensation of such director, officer or employee is materially affected by such matter. Such director, officer or employee’s compensation shall not be deemed to be materially affected by such matter if it is only affected by virtue of its effect on the value of Danaher capital stock generally or on Danaher’s results or performance on an enterprise-wide basis.~~

~~Section 7.6 Special Approval Procedures. If, notwithstanding the provisions of this Article VII, it is deemed desirable by Danaher, the Corporation or an Affiliated Company or any other party that the Corporation take action with specific regard to a particular transaction, corporate opportunity or a type or series of transactions or corporate opportunities to ensure, out of an abundance of caution, that such transaction or transactions are not voidable, or that such an opportunity or opportunities are effectively disclaimed, the Corporation may employ any of the following procedures:~~

~~(a) the material facts of the transaction and the director’s, officer’s or employee’s interest are disclosed or known to the Board or a duly appointed committee of the Board and the Board or such committee authorizes, approves, or ratifies the transaction by the affirmative vote or consent of a majority of the directors (or committee members) who have no direct or indirect interest in the transaction and, in any event, of at least two directors (or committee members); or~~

~~(b) the material facts of the transaction and the director’s interest are disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such transaction.~~

~~The interested director or directors may be counted in determining the presence of a quorum at such meeting. The presence of, or a vote cast by, a director with a direct or indirect interest in the transaction does not affect the validity of any actions taken under clause (a) above.~~

~~One or more matters, transactions or corporate opportunities approved pursuant to any of the foregoing procedures are not void or voidable and shall not give rise to any equitable relief or damages or other sanctions against any director, officer, employee or stockholder (including Danaher) of the Corporation on the ground that the matter, transaction or corporate opportunity should have first been offered to the Corporation. Nothing in this Article VII requires any matter to be considered by the Board or the stockholders of the Corporation and, in all cases, directors, officers and employees of the Corporation are authorized to refrain from bringing a matter otherwise addressed in this Article VII before the Board or the stockholders for consideration unless such matter is required to be considered by the Board or stockholders, as applicable, under Delaware law. This Article VII shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common, equitable, or statutory law applicable thereto.~~

LIMITATION ON LIABILITY; INDEMNIFICATION

Section 7.01    Limitation on Liability. To the fullest extent permitted by the DGCL, as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit; provided that if the DGCL shall be amended or modified to provide for exculpation for any director in any circumstances where exculpation is prohibited pursuant to any of the preceding clauses (a) through (d), then such directors shall be entitled to exculpation to the maximum extent permitted by such amendment or modification. No amendment to, modification of or repeal of this Section 8.01 shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions of such director occurring prior to such amendment, modification or repeal.

Section 7.02    Indemnification. The Corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was a director, officer or employee of the Corporation serving at the request of the Corporation as a director, manager, officer, employee, trustee or agent of, or in a fiduciary capacity with respect to, another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Section 8.02.

The right of indemnification provided in this Section 8.02 shall not be exclusive, and shall be in addition to any other right to which any person may otherwise be entitled by law, statue, under the Bylaws of the Corporation, or under any agreement, vote of stockholders or disinterested directors, or otherwise. Any amendment, repeal or modification of this Section 8.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII ~~ARTICLE IX~~

FORUM SELECTION

Section 8.01    Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.01. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunction and specific performance, to enforce the forgoing provisions. The provisions of this Section 9.01 do not apply to claims brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

ARTICLE IX ~~ARTICLE X~~

AMENDMENT

Section 9.01    Certificate of Incorporation. The Corporation shall have the right, from time to time, to amend, alter, change or repeal any provision of this Second Amended and Restated Certificate of Incorporation in any manner now or hereafter provided by this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or the DGCL, and all rights, preferences, privileges and powers of any kind conferred upon any director or stockholder of the Corporation by this Second Amended and Restated Certificate of Incorporation or any amendment thereof are conferred subject to such right. ~~Notwithstanding anything contained in this Certificate of Incorporation to the contrary (and in addition to any vote required by law), from and after such time as Danaher ceases to Beneficially Own shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon, the affirmative vote of the holders of at least two-thirds of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon, voting as a single class, shall be required to amend, alter, change, or repeal or to adopt any provision inconsistent with Article V, Article VI, Article VII, Article VIII and this Article X.~~

Section 9.02    Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered, without the assent or vote of the stockholders, to adopt, amend and repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval by the majority of the entire Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, ~~from and after such time as Danaher ceases to Beneficially Own shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon,~~ the affirmative vote of the holders of at least ~~two-thirds~~ a majority of the total voting power of the outstanding shares of all classes of capital stock entitled to vote thereon, voting as a single class, shall be required to amend, repeal or adopt any provision of the Bylaws of the Corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation as of this ~~19th~~ [●] day of ~~September, 2019~~[●], 2021.

ENVISTA HOLDINGS CORPORATION

By:
Name:
Title:

ENVISTA HOLDINGS CORPORATION
200 S. KRAEMER BLVD.
BREA, CA 92821

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NVST2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47155-P51576-Z79339 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENVISTA HOLDINGS CORPORATION

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. To elect the following nominees to serve as Class II Directors, for the three-year term expiring at the 2024 annual meeting.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Wendy Carruthers
02) Scott Huennekens
03) Christine Tsingos

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve the following proposals to amend Envista's Certificate of Incorporation.			
2a. For approval of the proposed amendment to phase out the classification of the Board.	☐	☐	☐
2b. For approval of the proposed amendment to eliminate the supermajority voting requirements and remove certain provisions that are no longer applicable to Envista.	☐	☐	☐
3. To ratify the selection of Ernst and Young LLP as Envista's independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐
4. To approve on an advisory basis Envista's named executive officer compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D47156-P51576-Z79339

ENVISTA HOLDINGS CORPORATION
Annual Meeting of Stockholders
May 25, 2021 7:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Amir Aghdaei and Mark Nance, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ENVISTA HOLDINGS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting to be held at 7:00 AM, Local Time on May 25, 2021, virtually at www.virtualshareholdermeeting.com/NVST2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side